UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ALBEMARLE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that Albemarle Corporation’s 2015 Annual Meeting (the “Meeting”) of Shareholders will be held at The Camelot Club, 451 Florida Street, 21st Floor, Baton Rouge, Louisiana 70801, on Tuesday, May 5, 2015, at 7:00 a.m., central time, for the following purposes:

1.	To elect the eleven nominees named in the accompanying Proxy Statement to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To re-approve the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010;

4.	To approve the non-binding advisory resolution approving the compensation of our named executive officers; and

5.	To conduct any other business which may properly come before the Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on Tuesday, March 10, 2015, are entitled to receive notice of and vote at the Meeting.

UNLESS YOU PROVIDE SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE, BROKERS MAY NOT VOTE YOUR SHARES OF COMMON STOCK ON THE ELECTION OF DIRECTORS, THE RE-APPROVAL OF THE PERFORMANCE MEASURES UNDER THE ALBEMARLE CORPORATION 2008 INCENTIVE PLAN, AS AMENDED AND RESTATED APRIL 20, 2010, OR THE NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

To ensure your vote is counted, you are requested to vote your shares promptly, regardless of whether you expect to attend the Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately tabulated. In addition, by using the Internet or telephone, you help reduce the Company’s postage and proxy tabulation costs. If you are voting by Internet or telephone, please do not return the enclosed paper ballot. You may also vote by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

If you are present at the Meeting, you may vote in person even if you already have voted your proxy by Internet, telephone or mail. Seating at the Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

Karen G. Narwold, Secretary

April 6, 2015

451 FLORIDA STREET

BATON ROUGE, LOUISIANA 70801

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, MAY 5, 2015

This Proxy Statement provides certain information about the accompanying proxy to be used for the Meeting, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors determined the Meeting will take place on May 5, 2015, beginning at 7:00 a.m., central time, and will be held at The Camelot Club, 451 Florida Street, 21st Floor, Baton Rouge, Louisiana 70801. This Proxy Statement and form of proxy are first being sent to shareholders on or about April 6, 2015.

SOME QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE MEETING

Q1:	Why am I being asked to review this document?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Albemarle Corporation, a Virginia corporation (“Albemarle,” the “Company,” “we,” “us” or “our”). We are providing these proxy materials to you in connection with the Meeting. As a Company shareholder, you are invited to attend the Meeting and are entitled and encouraged to vote on the matters described in this Proxy Statement.

Q2:	Who is entitled to vote?

A:	You may vote all of the shares of our common stock (“Common Stock”) that you owned at the close of business on Tuesday, March 10, 2015, the record date (“Record Date”). On the Record Date, the Company had 112,179,867 shares of Common Stock outstanding and entitled to vote at the Meeting. Each share of Common Stock you held on the Record Date is entitled to one vote.

Q3:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy. Mr. Luther C. Kissam IV and Ms. Karen G. Narwold have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted by the proxy holders in accordance with the instructions provided.

Q4:	What is a voting instruction form?

A:	If you hold your shares of Common Stock in “street name,” you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

Q5:	What proposals will be voted on at the Meeting?

A:	There are four proposals to be considered and voted on at the Meeting. Please see the information included in the Proxy Statement relating to these proposals. The proposals to be voted on are as follows:

1.	To elect the eleven nominees named in this Proxy Statement to the Board of Directors of the Company, each to serve a one-year term expiring at the earlier of the 2016 Annual Meeting or upon his or her successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To re-approve the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010; and

4.	To approve the non-binding advisory resolution approving the compensation of our named executive officers.

We will also consider other business that properly comes before the Meeting in accordance with Virginia law and our Bylaws.

Q6:	How many shares must be present to hold the Meeting?

A:	In order for the Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or represented by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) pursuant to a signed proxy or voting instruction form that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q7:	What vote is needed to elect Directors?

A:	The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of Directors. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

Q8:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

Q9:	What vote is needed to re-approve the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010?

A:	The re-approval of the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010 (the “Plan”), requires the affirmative vote of the holders of a majority of the shares of Common Stock cast on the proposal, provided that the total of the votes cast on the proposal to approve the Plan represents over 50% of the outstanding shares of Common Stock.

Q10:	What vote is needed to approve the non-binding resolution approving the compensation of our named executive officers?

A:	The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation.

Q11:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the proposed Director nominees, “FOR” the ratification of the appointment of PwC, “FOR” the re-approval of the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010, and “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers.

Q12:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, you are considered a shareholder of record with respect to those shares. If you are a shareholder of record, you may vote your shares using any of the following proxy voting alternatives:

•	By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information up until 11:59 p.m., eastern time, on Monday, May 4, 2015.

•	By Telephone by dialing 1.800.690.6903. Use any touch tone telephone to transmit your proxy instructions up until 11:59 p.m., eastern time, on Monday, May 4, 2015.

•	By Mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided.

•	In Person at the Meeting.

Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision. Whether or not you plan to attend the Meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares. If you are a beneficial owner of shares, you should receive a “voting instruction form” from your bank, broker or its nominee that holds those shares. The voting instruction form provides information on how you may instruct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted – whether via the Internet, telephone or mail – will be superseded by the vote you cast at the Meeting. If your proxy is properly completed and submitted, whether by the Internet, telephone or mail, and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in accordance with the voting instructions that you provide on your proxy card or, if none are provided, then as recommended by our Board of Directors and as set forth in this Proxy Statement. To vote at the Meeting, shareholders that hold shares in “street name” will need to contact the bank, broker or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

Q13:	How will my shares be voted if I sign, date and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?

A:	Shareholders should specify their choice for each matter on the proxy they submit whether by Internet, telephone, mail or voting instruction form. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all Director nominees, “FOR” the ratification of the appointment of PwC, “FOR” the re-approval of the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010, and “FOR” the approval of the non-binding advisory resolution approving the compensation of our named executive officers, and, in the discretion of the proxy holders, on any other business proposal which may properly come before the Meeting (the Board of Directors does not presently know of any other such business), with the following two exceptions:

•	Shares of Common Stock held in our Albemarle Corporation Savings Plan (the “Savings Plan”) for which no direction is provided on a properly executed, returned and unrevoked voting instruction form will be voted proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received with respect to such proposals; and

•	Shares of Common Stock held in our Savings Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our Savings Plan for which timely and valid voting instructions are received.

Q14:	How will my shares be voted if I do not return my proxy or my voting instruction form?

A:	It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name with Wells Fargo, our transfer agent, your shares will only be voted if Wells Fargo receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement (which is explained under “Questions and Answers Q6 — How many shares must be present to hold the Meeting?” on page 2), unless you attend the Meeting to vote them in person.

If you are a shareholder whose shares of Common Stock are held in “street name,” which means that your shares are registered in the name of your bank, broker or other nominee, your bank, broker or other nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker or its nominee. Whether the bank, broker or other nominee may vote your shares depends on the proposals before the Meeting. Under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in “street name” with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment of PwC as our independent registered public accounting firm.

The rules of the NYSE, however, do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the election of the Director nominees, (ii) the re-approval of the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010, or (iii) the non-binding advisory resolution regarding the compensation of our named executive officers in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are not considered “routine matters.”

Q15:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes and, with respect to the election of Directors, withheld votes, will not be included in the vote totals for the election of Directors, ratification of the appointment of PwC, re-approval of the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010, or approval of the non-binding advisory resolution approving the compensation of our named executive officers and thus will not affect the outcome of the vote for these proposals.

Q16:	What happens if additional matters are presented at the Meeting?

A:	Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Meeting. If you grant a proxy, the proxy holders, Mr. Luther C. Kissam IV and Ms. Karen G. Narwold, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting in accordance with Virginia law and our Bylaws.

Q17:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Meeting. A proxy can be changed or revoked by:

•	Delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or

•	Appearing at the Meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Meeting will not by itself revoke a proxy.

If you are a shareholder whose stock is held in “street name” with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke any voting instructions that you have previously provided on such voting instruction form.

Q18:	Where can I find the results of the Meeting?

A:	We intend to announce preliminary voting results at the Meeting and publish final results through a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days of the Meeting.

Q19:	Who pays for the solicitation of proxies?

A:	We will pay for the cost of the solicitation of proxies. In addition to proxies solicited by mail, proxies may be solicited personally or by telephone by our employees. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay Alliance approximately $16,800 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.

Q20:	How do I communicate with the Board of Directors?

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, Attention: Chair of the Nominating & Governance Committee or by electronic mail at governance@albemarle.com. The Chair of the Nominating & Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chair of the Nominating & Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members and/or (iv) other individuals or entities.

Q21:	How will the Meeting be conducted?

A:	The chairperson of the Meeting (as determined in accordance with our Bylaws) will preside over the Meeting and make any and all determinations regarding the conduct of the Meeting. Please note that seating is limited and will be available on a first-come, first-served basis. Cameras, recording devices and other electronic devices are not permitted at the Meeting. No items will be allowed into the Meeting that might pose a concern for the safety of those attending. Additionally, to attend the Meeting you will need to bring identification and proof sufficient to us that you were a shareholder of record as of the Record Date or that you are a duly authorized representative of a shareholder of record as of the Record Date.

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Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on Tuesday, May 5, 2015.

The Proxy Statement and our Annual Report on Form 10-K (the “2014 Annual Report”) are both available free of charge at our website at www.albemarle.com (See Investors/Financials/Annual Reports). Additionally, a copy of the 2014 Annual Report is enclosed for your reference. The 2014 Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein. Upon request, we will provide without charge to each person to whom this Proxy Statement has been delivered, additional copies of the 2014 Annual Report. Requests should be directed to our Investor Relations department as described below:

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Investor Relations

Telephone: 225.388.8011

We make available free of charge through our Internet website www.albemarle.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our Internet website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors, upon unanimous recommendation of the Nominating & Governance Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the Meeting. Each of the nominees: (i) is currently a member of the Board of Directors, (ii) has been nominated for election at the Meeting to hold office until the 2016 Annual Meeting or, if earlier, the election or appointment of his/her respective successor, and (iii) has consented to being named as such and to serve as such if elected. The proxies submitted for the Meeting cannot be voted for more than eleven nominees.

On July 15, 2014, the Company and Rockwood Holdings, Inc. (“Rockwood”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company acquired Rockwood on January 12, 2015. Pursuant to the Merger Agreement, the Company agreed to appoint three individuals designated by Rockwood to the Company’s Board of Directors. Rockwood designated Douglas L. Maine, J. Kent Masters and Alejandro D. Wolff (the “Rockwood Designees”). The Company also agreed that each of the Rockwood Designees will be nominated for election to the Board of Directors at the Meeting to serve until the 2016 annual meeting of Albemarle shareholders. Further, so long as any Rockwood Designees continues to serve on the Board of Directors, until the 2016 annual meeting of Albemarle shareholders, at least one member of each committee of the Board of Directors must be a Rockwood Designee.

Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2016 Annual Meeting or until his or her earlier resignation, replacement or removal.

Each nominee is listed below with information (as of the Record Date) concerning age, principal occupation, employment and directorships during the past five years and positions with the Company, if applicable, and the year in which he or she first became a Director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to his or her nomination as a Director, in light of the Company’s business and governance structure.

Jim W. Nokes; age 68; Director since 2009; Non-executive Chairman of the Board of Directors since February 2012; retired, having previously served until April 2006, as Executive Vice President of Refining, Marketing, Supply and Transportation of ConocoPhillips, an international, integrated energy company. Other directorship: Tesoro Corporation (independent refiner and marketer of petroleum products) since January 2007. Through Mr. Nokes’ experience at ConocoPhillips, he gained trading and risk management skills and operational experience. In addition, having been an executive of the company during the merger of Phillips Petroleum Co. and Conoco Inc., he gained unique experience in mergers and acquisitions that aids the Board of Directors in evaluating and directing the Company’s future.

William H. Hernandez; age 66; Director since 2011; retired, having previously served as Senior Vice President, Finance, and Chief Financial Officer of PPG Industries, Inc., a global manufacturer of coatings and specialty products, from 1995 to 2010. Other directorships: Northrop Grumman Corporation (leading global security company) since September 2013; Black Box Corporation (provider of network infrastructure services) since December 2009; USG Corporation (manufacturer and distributor of building materials) since September 2009; and Eastman Kodak Company (provider of imaging technology products and services to the photographic and graphic communications markets) from 2002 to 2013. Mr. Hernandez brings to the Board of Directors broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls and economics, all of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other public companies, he has gained additional experience in risk management and corporate governance.

Luther C. Kissam IV; age 50; Director since November 2011; Chief Executive Officer of the Company since September 2011; and President and Chief Executive Officer of the Company since May 2013. Mr. Kissam served as our President from March 2010 through March 2012, our Executive Vice President, Manufacturing, Law and HS&E from May 2009 through March 2010, our Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 through May 2009 and our Vice President, General Counsel and Secretary from October 2003 through December 2007. Before joining Albemarle, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Co. (manufacturer and marketer of sweetener and consumer food products), having previously served as Assistant General Counsel of Monsanto Company (provider of agricultural products and solutions). Mr. Kissam’s knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and governing the Company’s future. Through his prior experience and service to the Company, he has developed extensive knowledge in the areas of leadership, global business, corporate finance, safety, risk oversight, mergers and acquisitions, management and corporate governance, each of which provides great value to the Board of Directors.

Douglas L. Maine; age 66; Director since January 2015; having previously served as a director of Rockwood since August 2005. Mr. Maine joined International Business Machines, or IBM (a multinational technology and consulting corporation), in 1998 as Chief Financial Officer following a 20 year career with MCI (a global telecommunications company), where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000, General Manager of IBM’s Consumer Products Industry Division in 2003 and retired in 2005. Other directorships: Orbital ATK, Inc. (formerly known as Alliant Techsystems, Inc., an aerospace, defense, and sporting goods company) since December 2005; and Broadsoft, Inc. (global communication software and service provider) since May 2007. Mr. Maine is audit committee Chairman of both companies’ boards. Mr. Maine was recently appointed to a three-year term on the “Standing Advisory Group” for the Public Company Accounting Oversight Board (PCAOB). Mr. Maine is a Limited Partner and Senior Advisor with Brown Brothers Harriman. Mr. Maine’s prior service on the board of Rockwood and his broad experience in corporate finance, technology and strategic planning is valuable to the Board of Directors.

J. Kent Masters; age 54; Director since January 2015; having previously served as a director of Rockwood since May 2007. Mr. Masters was appointed Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier, in October 2011 and resigned in November 2014 when Foster Wheeler AG was acquired by Amec plc to form Amec Foster Wheeler plc. Prior to joining Foster Wheeler, Mr. Masters was a member of the executive board of Linde AG, a global leader in manufacturing and sales of industrial gases, with responsibility for the Americas, Africa and the South Pacific since 2006. Prior to joining Linde AG, he was a member of the board of directors of BOC Group, plc, a global industrial gas company, which was acquired by Linde AG in 2006. At BOC Group, plc, he served as President, Process Gas Solutions-Americas, from 2002-2005, and as Chief Executive, Industrial and Special Products, from 2005 until 2006. Other directorships: Amec Foster Wheeler plc (multinational consultancy, engineering and project management company) since February 2015; Foster Wheeler AG (global engineering and construction contractor and power equipment supplier) from 2011 to 2014; and African Oxygen Limited (distributor of atmospheric gases, welding and safety products) where Mr. Masters served as the non-executive Chairman from 2005 until 2011. Mr. Masters brings to the Board of Directors significant global business experience in various key industries such as power equipment and industrial gases in addition to his prior service on the board of Rockwood.

James J. O’Brien; age 60; Director since July 2012; retired, having previously served as Chairman of the Board and Chief Executive Officer of Ashland Inc. through December 2014. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc. and Senior Vice President and Group Operating Officer of Ashland Inc. He also served as the President of Valvoline from 1995 to 2001. Other directorships: Humana Inc. (a managed health care company) since April 2006; and Ashland Inc. (global chemical producer) from 2002 to 2014. Mr. O’Brien serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. Mr. O’Brien has extensive knowledge of the chemical industry, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Barry W. Perry; age 68; Director since 2010; retired, having previously served as Chairman and Chief Executive Officer of Engelhard Corporation, a surface and materials science company, from January 2001 to June 2006, prior to which he held various management positions since joining the company in 1993. Other directorships: Arrow Electronics (a global provider of electronics components and enterprise computing solutions) since January 1999 and Ashland Inc. (global chemical producer) since January 2007; and Cookson Group PLC (a leading materials science company operating on a global basis in the ceramics, electronics and precious metals markets) from 2002 to 2011. Mr. Perry’s experience in senior leadership as Chairman and Chief Executive Officer of Engelhard Corporation uniquely positions Mr. Perry to serve on the Board of Directors. Mr. Perry also has over forty years of experience in the plastics/chemical industry. In addition, through his service on the board of directors of other publicly-traded companies, he has developed extensive knowledge in the areas of management, risk oversight and corporate governance.

John Sherman Jr.; age 69; Director since 2003; retired, having previously served as Vice Chairman of Scott & Stringfellow, Inc., a regional brokerage firm, from 2003 through 2006 and as President and Chief Executive Officer of Scott & Stringfellow, Inc. prior thereto. Through his experience as President and Chief Executive Officer of Scott & Stringfellow, Inc., and prior service on the boards of Trigon, Anthem and Blue Healthcare Bank, Mr. Sherman brings to the Board of Directors valuable financial expertise, leadership skills and strategic planning abilities. He also provides extensive risk management knowledge. Mr. Sherman served as Lead Independent Director from April 2010-February 2012.

Gerald A. Steiner; age 54; Director since 2013; Chief Executive Officer and member of the board of managers of Arvegenix LLC, a renewable fuel development company, having previously served as Executive Vice President, Sustainability and Corporate Affairs of Monsanto Company. Mr. Steiner is a principal of Alta Grow Consulting LLC and the former Chair of the Food and Agriculture Section of the Biotechnology Industry Organization. Mr. Steiner is a past chair of the CropLife International Plant Biotechnology Strategy Council and an Executive Committee member of the Council for Biotechnology Information. Mr. Steiner is the Chairman of The Keystone Center and has been a director since 2004. He is also a founder and board member of the Global Harvest Initiative, a public-private initiative whose mission is to sustainably double agricultural production by 2050 and co-founder of Field to Market, an agricultural sustainability organization. Mr. Steiner brings to the Board of Directors extensive experience, with particular focus on government affairs, global business, strategy and the agricultural industry.

Harriett Tee Taggart; age 66; Director since 2007; consultant, having previously served until December 2006 as a Partner of Wellington Management LLC, an investment management firm. Ms. Taggart was global sector equity portfolio manager and global industry analyst for the chemicals and related industries at Wellington Management LLC. Other directorships: The Hanover Insurance Group, Inc. (property and casualty insurance company) since February 2009; and a trustee of the Eaton Vance Mutual Fund Complex (a fund complex comprised of 178 funds) since September 2011. Ms. Taggart’s global experience as a senior investment professional and manager and her expertise in fundamental analysis, evaluation of business strategies, financial statements and future prospects is invaluable to the Board of Directors. Her prior service on the board of The Lubrizol Corporation (specialty chemicals producer) and her experience at Wellington Management LLC have given her valuable financial expertise for service on our Board of Directors. In addition, having served on the boards of several publicly-traded companies, she has gained experience in risk oversight, executive compensation and corporate governance matters.

Ambassador Alejandro Wolff; age 58; Director since January 2015; having previously served as a director of Rockwood since August 2013. As U.S. Ambassador to Chile from September 2010 until August 2013, Ambassador Wolff is a 33-year veteran of the Department of State since joining as a Foreign Service Officer in 1979. His most recent prior assignment was Ambassador and Deputy Permanent U.S. Representative to the United Nations (2005-2010). Ambassador Wolff retired from the U.S. Department of State in August 2013. Ambassador Wolff also served in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and France from 2001 to 2005. His assignments in Washington included tours on the Policy Planning Staff (1981-1982), in the Office of Soviet Union Affairs (1988-1989), in the Office of the Under Secretary for Political Affairs (1989-1991), as Deputy Executive Secretary of the Department (1996-1998), and as the Executive Assistant to Secretaries of State Madeleine Albright and Colin Powell (1998-2001). Ambassador Wolff is the recipient of the Department of State’s Distinguished, Superior, and Meritorious Honor Awards. Ambassador Wolff is currently Managing Director of Gryphon Partners LLC (a global advisory firm focused on frontier markets). His prior service on the board of Rockwood and his vast experience in international political, economic and commercial affairs provides valuable expertise for service on our Board of Directors

Election of each Director requires the affirmative vote of a plurality of the votes cast by the holders of shares represented at the Meeting and entitled to vote. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Nominating & Governance Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE FOREGOING NOMINEES.

GOVERNANCE MATTERS

Our Board of Directors and management periodically review our Corporate Governance Guidelines and other corporate governance policies, principles and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices.

Our Corporate Governance Guidelines, including Director independence standards, our Code of Business Conduct and the charters of our Audit & Finance, Executive Compensation, Nominating & Governance and Health, Safety & Environment Committees are available on our Internet website at www.albemarle.com (See Investors/Corporate Governance) and are available in print to any shareholder upon request by contacting our Investor Relations department.

Director Independence

The Board of Directors has determined that Directors Hernandez, Maine, Masters, Nokes, O’Brien, Perry, Sherman, Steiner, Taggart and Wolff are “independent” Directors within the NYSE listing standards and the independence standards of our Corporate Governance Guidelines.

In order for a Director to be considered “independent” by the Board of Directors, he or she must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence, and (ii) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the Director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board of Directors’ approval, and may hold special meetings between scheduled meetings when appropriate. During 2014, the Board of Directors held eight meetings. Each of the Directors attended over 75% of the aggregate of (i) the total number of meetings of all Committees of the Board of Directors on which the Director then served, and (ii) the total number of meetings of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

The Company currently separates the roles of Chairman of the Board of Directors and Chief Executive Officer (“CEO”). Mr. Nokes serves as our Non-executive Chairman of the Board (the “NEC”). Given our current circumstances and operating strategies, we believe having a separate independent Chairman of the Board of Directors and CEO is the appropriate structure for our shareholders and us. The Company benefits from this structure by drawing on the leadership experience of our NEC, Mr. Nokes, and the strategic vision of our CEO, Mr. Kissam.

As part of our annual corporate governance and succession planning review, the Nominating & Governance Committee and the Board of Directors evaluates our board leadership structure to ensure that the structure in place is appropriate for the Company at the time. The Board of Directors recognizes that there may be circumstances in the future that would lead it to, again, combine the offices of Chairman of the Board of Directors and CEO, which would include electing a Lead Independent Director. Our Corporate Governance Guidelines provide for either structure by including a description of the responsibilities for both an NEC and a Lead Independent Director in Annexes B and A thereof, respectively.

Risk Oversight

Our Board of Directors has primary responsibility for risk oversight, with general oversight delegated to the Audit & Finance Committee. To assist the Board of Directors and the Audit & Finance Committee with that responsibility, management established an Enterprise Risk Management (“ERM”) process that is led by Scott Tozier, Senior Vice President, Chief Financial Officer (“CFO”), and Sandra Rodriguez, Chief Risk and Compliance Officer, and managed by the Company’s ERM Committee, with cross functional representation by senior Company leaders worldwide. The ERM Committee meets quarterly to identify, discuss and assess Company-wide risks and develop action plans to mitigate those risks categorized as having the largest potential financial, reputational and/or health, safety or environmental impacts – all of which are included in an ERM quarterly report. The CFO and Chief Risk and Compliance Officer regularly report to the Audit & Finance Committee, generally highlighting those risks identified as the most significant, reviewing the Company’s methods of risk assessment and risk mitigation strategies, and updating the Audit & Finance Committee on issues the ERM Committee has identified as possible emerging risks.

The Audit & Finance Committee reports to the full Board of Directors on, among other matters, risk oversight. Additionally, the Board of Directors receives a copy of the ERM Committee’s quarterly reports and a detailed annual report from the Chief Risk and Compliance Officer in which the Company identifies its risk areas and oversight responsibility. The Board of Directors also engages in periodic discussions with the CFO, Chief Risk and Compliance Officer and other members of the ERM Committee, as appropriate.

While the Audit & Finance Committee is responsible for, among other matters, general ERM, the full Board of Directors and each of the other standing Board Committees consider risks within their area of responsibility. The Board of Directors oversees corporate strategy, business development, capital structure, market exposure, intellectual property, legal and country-specific risks. The Executive Compensation Committee considers human resources risks and potential risks relating to our employee (including executive) compensation programs. See the “Compensation Risk Assessment” on page 60. The Nominating & Governance Committee considers governance risks. The Health, Safety & Environment Committee considers the effectiveness of our health, safety and environmental protection programs and initiatives. The Health, Safety & Environment Committee also assists the Board of Directors with oversight of matters related to the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products. Each of the Committees regularly reports to the Board of Directors.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the Committee level, with ultimate oversight by the full Board of Directors.

Meetings of Non-Management Directors

Executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled meetings of the full Board of Directors during 2014. Mr. Nokes, as NEC, presided at the executive sessions of the non-management Directors held during the year. Shareholders and other interested persons may contact the Chair of the Nominating & Governance Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers Q20 — How do I communicate with the Board of Directors?” on page 6.

Stock Ownership Requirements

Under our policy for stock ownership by non-employee Directors, all non-employee Directors are expected to achieve ownership of Common Stock equal to 5,000 shares (including phantom shares) after five years of service as a Director. All of our non-employee Director nominees with at least five years of service satisfy these stock ownership requirements.

The Company’s insider trading policy prohibits, among other things, Directors, officers and employees from hedging or pledging the Company’s shares. In addition, to further align our Directors with the interests of our shareholders, our insider trading policy provides for purchases and sales of our stock by Directors only during the 45-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements.

Director Continuing Education

We encourage Directors to attend at least one director continuing education program every three years. Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies. We reimburse our Directors for tuition and expenses associated with attending these programs.

Attendance at Annual Meeting

We expect all Directors to attend the annual meeting of shareholders each year. All Directors (other than Messrs. Maine, Masters and Wolff who had not yet been elected) attended the 2014 Annual Meeting.

Committees of the Board of Directors; Assignments and Meetings

The Board of Directors maintains the following four standing Committees: Audit & Finance, Executive Compensation, Nominating & Governance and Health Safety & Environment. In addition, the Board of Directors maintains an Executive Committee, composed of Messrs. Nokes and Kissam. During fiscal year 2014, the standing Committees held the following number of meetings: Audit & Finance Committee, eight; Executive Compensation Committee, five; Nominating & Governance Committee, four; and Health Safety & Environment, four. No Director attended fewer than 75% of the meetings of the Committees on which the Director then served. During fiscal year 2014, the Executive Committee did not meet.

Additionally, the Board of Directors determined that all of the members of the standing Committees are “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines. See “Director Independence” on page 12.

The following table lists our current Directors and their Committee assignments as of the Record Date.

	Audit & Finance Committee	Executive Compensation Committee	Nominating & Governance Committee	Health, Safety & Environment Committee

Management Director

Luther C. Kissam IV

Independent Directors

William H. Hernandez	▲

Douglas L. Maine	☐		☐

J. Kent Masters		☐

Jim W. Nokes	—	—	☐	—

James J. O’Brien	☐		▲

Barry W. Perry				▲

John Sherman Jr.		▲

Gerald A. Steiner				☐

Harriett Tee Taggart		☐

Alejandro Wolff				☐

▲ Chair     ☐ Member    — Non-Member Participant

Audit & Finance Committee

The Audit & Finance Committee is a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The duties of the Audit & Finance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Audit and Finance Committee). The Board of Directors has determined that all Audit & Finance Committee members, as required by SEC regulations and NYSE rules, are financially literate, and at least one member of the Audit & Finance Committee has accounting or related financial management expertise, as interpreted by the Board of Directors. The Board of Directors has also determined that each of Messrs. Hernandez, O’Brien and Maine is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Please also see the “Audit & Finance Committee Report” on page 25.

Executive Compensation Committee

The duties of the Executive Compensation Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Executive Compensation Committee).

The Executive Compensation Committee’s primary role is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this Proxy Statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance, and determining the compensation, of the CEO and approving the compensation structure for senior management and other key employees.

The Executive Compensation Committee also approves cash incentive awards and compensation packages of certain executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock, restricted stock units and cash incentive awards under the Plan.

The Executive Compensation Committee reviews and approves the performance, compensation and annual performance goals of the CEO with input from all independent Directors and the CEO’s self-evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers based upon the evaluation and recommendation of the CEO. The Executive Compensation Committee periodically meets with members of senior management in order to assess progress toward meeting long-term objectives. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 33.

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and has retained Pearl Meyer & Partners (“PM&P”) as the Executive Compensation Committee’s outside independent compensation consulting firm. PM&P is a nationally recognized executive compensation consultant and the Executive Compensation Committee has retained it to provide information concerning compensation paid by competitors and members of our Peer Group (as discussed and defined below) and to assist in designing executive compensation plans. No member of the Executive Compensation Committee or the management of the Company is, or has been, affiliated with PM&P. For additional information with respect to the Executive Compensation Committee and PM&P, please see “Compensation Discussion and Analysis” beginning on page 33.

Independence of the Executive Compensation Consultant

The Executive Compensation Committee has concluded that its compensation consultant, PM&P, is independent and does not have a conflict of interest in its engagement by the Executive Compensation Committee. In making this conclusion, the Executive Compensation Committee considered the following factors confirmed to the committee by the compensation consultant:

•	PM&P provides no other services to the Company; it provides only executive and Director compensation advisory services to the Executive Compensation Committee;

•	The ratio of PM&P’s fees from the Company to PM&P’s total revenue over the last 12 months is less than 1%;

•	PM&P maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

•	None of the individuals on the PM&P team assigned to the Company has any business or personal relationship with members of the Executive Compensation Committee outside of the engagement;

•	Neither the individuals on the PM&P team assigned to the Company, nor to our knowledge, PM&P, has any business or personal relationship with any of our executive officers outside of the engagement; and

•	None of the individuals on the PM&P team assigned to the engagement maintains any direct individual position in our stock.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Executive Compensation Committee related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Executive Compensation Committee.

Nominating & Governance Committee

The duties of the Nominating & Governance Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Nominating and Governance Committee).

The Nominating & Governance Committee assists the Board of Directors on all matters relating to the selection, qualification (including determinations of “independence”) and compensation of members of the Board of Directors, as well as matters relating to the duties of the members of the Board of Directors and the annual evaluation of the Board of Directors’ performance and processes. The Nominating & Governance Committee also assists the Board of Directors with oversight of corporate governance.

The Nominating & Governance Committee identifies Director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including professional search firms.

Director Candidate Recommendations and Nominations by Shareholders.

Shareholders should submit any such recommendations to the Nominating & Governance Committee through the method described in “Questions and Answers Q20 — How do I communicate with the Board of Directors?” on page 6. In addition, in accordance with our Bylaws, any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 77. Copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company.

Nominating & Governance Committee Process for Identifying and Evaluating Director Candidates.

The Nominating & Governance Committee identifies and evaluates all Director candidates in accordance with the Director qualification standards described in the Corporate Governance Guidelines. The Board of Directors as a whole is constituted to be strong in its diversity and collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets. The Nominating & Governance Committee reviews its effectiveness in balancing these considerations through ongoing consideration of Directors and nominees, as well as the Nominating & Governance Committee’s annual self-evaluation process.

The Nominating & Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual members of the Board of Directors as well as the background and expertise of the Board of Directors as a whole. The Nominating & Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent Directors, the need for Audit & Finance Committee expertise and the evaluation of other prospective nominees.

In addition, the Nominating & Governance Committee will evaluate a candidate’s background and expertise in the context of the Board of Directors’ needs. The Committee maintains a list of general criteria for the nomination of Director candidates, which incorporates the skills, qualities and experiences deemed most important to the successful governance of the Company. The Nominating & Governance Committee periodically reviews this list to determine if there are new skills, qualities and/or experiences that ought to be considered. At the same time, it evaluates the skills and performance of existing Directors to assess the future needs of the Board of Directors (upon the retirement of Directors or otherwise). When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.

When considering a Director standing for re-election, in addition to the attributes described above, the Nominating & Governance Committee also considers that individual’s past contribution and future commitment to the Company. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After completing potential Director nominees’ evaluations, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation of the Nominating & Governance Committee. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for Director based upon the source from which the individual was first identified, including whether a candidate is recommended by a shareholder.

The Nominating & Governance Committee did not receive any Board of Director recommendations from any shareholders in connection with the Meeting.

Health, Safety & Environment Committee

The duties of the Health, Safety & Environment Committee are set forth in its charter, which can be found on the Company’s website at www.albemarle.com (See Investors/Corporate Governance/Board of Directors & Committees/Health, Safety and Environment Committee).

The Health, Safety & Environment Committee assists the Board of Directors in fulfilling its oversight responsibilities in assessing the effectiveness of our health, safety and environmental programs and initiatives, including our progress toward the enhancement of our global reputation, our corporate social responsibility and the stewardship and sustainability of our products.

DIRECTOR COMPENSATION

In 2014, non-employee Directors received an annual retainer fee that was paid quarterly and an additional amount of cash compensation based on their service as NEC or a chairperson of a Committee (prorated for less than full year service, if applicable). The amounts payable with respect to each of such roles were the following:

Annually
NEC	$100,000
Retainer Fee	100,000
Audit & Finance Committee Chair Fee	20,000
Executive Compensation Committee Chair Fee	15,000
Health, Safety & Environment Committee Chair Fee	10,000
Nominating & Governance Committee Chair Fee	10,000

In addition, in accordance with the 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors of Albemarle Corporation (the “2013 Directors Plan”), non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee of $100,000 divided by the closing price per share of Common Stock on July 1, 2014, which was $72.12. The number of shares granted was rounded up to the nearest 25 share increment. We also reimbursed each of our non-employee Directors for reasonable travel expenses incurred in connection with attending Board of Directors and Committee meetings. Mr. Kissam was not paid separately for his service on the Board of Directors.

The following table presents information relating to total compensation of the Directors for the fiscal year ended December 31, 2014, excluding Mr. Kissam who does not receive compensation from the Company in his capacity as a Director.

Name	Cash Compensation(2)	Stock Awards(3)	All Other Compensation(4)	Total
William H. Hernandez	$120,000	$100,968	$2,500	$223,468
Joseph M. Mahady(1)	100,000	100,968	2,500	203,468
Douglas L. Maine(1)	—	—	—	—
J. Kent Masters(1)	—	—	—	—
Jim W. Nokes	200,000	100,968	2,500	303,468
James J. O’Brien	100,000	100,968	2,500	203,468
Barry W. Perry	110,000	100,968	2,500	213,468
John Sherman Jr.	115,000	100,968	2,500	218,468
Gerald A. Steiner	100,000	100,968	2,500	203,468
Harriett Tee Taggart	100,000	100,968	2,500	203,468
Anne Marie Whittemore(1)	110,000	100,968	2,500	213,468
Alejandro Wolff(1)	—	—	—	—

(1)	Joseph M. Mahady and Anne Marie Whittemore retired as Directors upon the closing of the Rockwood merger on January 12, 2015. Douglas L. Maine, J. Kent Masters and Alejandro Wolff were elected as Directors upon the closing of the Rockwood merger on January 12, 2015.
(2)	Amounts shown include fees that have been deferred at the election of the Director under the 2013 Directors Plan and, as applicable, its predecessor deferred compensation plans.
(3)

Amounts shown represent the aggregate grant date fair value of stock awards recognized in fiscal year 2014 in accordance with FASB ASC Topic 718. Each non-employee Director received 1,400 shares of Common Stock (some of which were deferred by certain Directors) for service as a Director in 2014. In accordance with the 2013 Directors Plan, non-employee Directors received shares of Common Stock equal to the amount of the annual retainer fee divided by the closing price per share of Common Stock on July 1, 2014, which was $72.12, rounded up to the nearest 25 share increment. The amounts set forth above reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each of the non-employee Directors. All of the shares granted pursuant to the 2013 Directors Plan will not vest until the first anniversary of their grant date.
(4)	Amounts in this column represent the maximum amount of matching contributions by the Company that each non-employee Director was eligible to designate for charitable donations to eligible organizations as part of our overall support of charitable organizations under our matching gift program for the Board of Directors.

2013 Directors Plan

The 2013 Directors Plan provides for the grant of shares of Common Stock to each non-employee Director (each, a “participant”) of the Company. In the event of a change in capital, shares of capital stock or any special distribution to our shareholders, the administrator of the 2013 Directors Plan will make equitable adjustments in the number of shares of Common Stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Directors Plan is 500,000 shares.

Our General Counsel administers the 2013 Directors Plan. The General Counsel interprets all provisions of the 2013 Directors Plan, establishes administrative regulations to further the purpose of the 2013 Directors Plan and takes any other action necessary for the proper operation of the 2013 Directors Plan. The General Counsel has discretionary authority to increase the amount of shares of Common Stock issued to each participant during the calendar year, subject to a $150,000 limitation on the value of the shares to be issued to any participant in any calendar year. All decisions and acts of the General Counsel are final and binding. Our General Counsel may amend, suspend or terminate the 2013 Directors Plan, but no such amendment can (i) increase the number of shares of Common Stock that may be granted to any participant (except as described above) or (ii) increase the total number of shares of Common Stock that may be granted under the 2013 Directors Plan. Any amendment of the 2013 Directors Plan must comply with applicable rules of the NYSE.

Deferred Compensation

Under the 2013 Directors Plan, non-employee Directors may defer, in 10% increments, all or part of their retainer fee and/or chair fees into a deferred cash account and may defer, in 10% increments, all or part of their stock compensation into a deferred phantom stock account. Fees deferred, in whole or in part, into a phantom stock account are recorded by the Company as phantom shares. Deferred cash accounts and phantom stock accounts are unfunded and maintained for record-keeping purposes only.

Distributions under the 2013 Directors Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years. Deferred cash account amounts are paid in the form of cash and deferred phantom stock account amounts are paid in whole shares of Common Stock. Unless otherwise elected by the participant as permitted under the 2013 Directors Plan, distributions will begin on the February 15th following the earlier of the participant’s turning 65 years old or ending his or her tenure as a Company Director. For 2014, Messrs. Hernandez, Mahady, O’Brien, Perry, and Steiner each elected to defer all of their stock compensation into their respective deferred phantom stock accounts. Mr. Mahady also elected to defer all of his retainer fees into his deferred cash account.

Retirement Compensation

Any Director who became a member of the Board of Directors on or before October 27, 1999, served at least five years and retires from the Board after age 60, is eligible to receive upon retirement from the Board of Directors, $12,000 per year for life, payable in quarterly installments. Ms. Whittemore became eligible for this benefit upon her retirement. No Director that is up for election is eligible for this benefit. The payment period limitation on this benefit may be waived in certain circumstances. In addition, such retirement payments to former Directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any Director who became a member of the Board of Directors after October 27, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit & Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit & Finance Committee or the disinterested members of the Board of Directors approves or ratifies such transaction in accordance with the guidelines set forth in the policy, if the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the transaction involves compensation approved by our Executive Compensation Committee.

In the event our management determines to recommend a related person transaction, such transaction must be presented to the Audit & Finance Committee for approval. After review, the Audit & Finance Committee will approve or disapprove such transaction and at each subsequently scheduled Audit & Finance Committee meeting, our management will update the Audit & Finance Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our CEO or the CFO, determines that it is not practicable or desirable for us to wait until the next Audit & Finance Committee meeting to review a proposed related person transaction, the Chair of the Audit & Finance Committee has delegated authority to act on behalf of the Audit & Finance Committee. The Audit & Finance Committee (or its Chair) approves only those related person transactions that it determines in good faith to be in, or not inconsistent with, our best interests and the best interests of our shareholders and which is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of Common Stock, the Audit & Finance Committee has pre-approved the repurchase of shares of Common Stock from related persons, provided that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to us than those that could be obtained in arm’s length dealings with an unrelated third party.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit & Finance Committee may rely upon Item 404 of Regulation S-K.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a Director or executive officer of the Company or a nominee to become a Director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, executive officer, nominee or more than 5% beneficial owner and any person (other than a tenant or employee) sharing the household of such Director, executive officer, nominee or more than 5% beneficial owner, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Audit & Finance Committee was not presented with, and the Company did not participate in, any related person transactions in 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the forms required by Section 16(a) of the Exchange Act furnished to us, we believe our officers, Directors and beneficial owners of greater than 10% of Common Stock were compliant with all applicable filing requirements in 2014.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of March 10, 2015, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class*
Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	7,185,600	(1)	6.4%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,718,743	(2)	5.1%

*	Calculated based upon 112,179,867 shares of Common Stock outstanding as of March 10, 2015.
(1)	Based solely on the information contained in the Schedule 13G filed by Franklin Resources, Inc. with the SEC on February 2, 2015.
(2)	Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. with the SEC on January 26, 2015.

Directors and Executive Officers

The following table sets forth as of March 10, 2015, the beneficial ownership of Common Stock by each Director of the Company, the named executive officers listed in the Summary Compensation Table, and all Directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power(1)	Albemarle Savings Plan Holdings	Number of Shares with Shared Voting and Investment Power		Total Number of Beneficially Owned Shares	% of Class*		Phantom Shares Without Voting or Investment Power(2)
William H. Hernandez	5,000	—	—		5,000		*	5,731
Matthew K. Juneau	40,102	11,460	—		51,562		*	—
Luther C. Kissam IV	401,244	7,744	—		408,988		*	—
Douglas L. Maine(3)	30,000	—	—		30,000		*	—
J. Kent Masters(3)	8,504	—	—		8,504		*	—
Karen G. Narwold	70,196	497	—		70,693		*	—
Jim W. Nokes	12,411	—	—		12,411		*	—
James J. O’Brien	2,082	—	—		2,082		*	3,781
Barry W. Perry	—	—	—		—		*	7,858
John Sherman Jr	13,600	—	—		13,600		*	10,537
Gerald A. Steiner	1,000	—	—		1,000		*	3,053
Harriett Tee Taggart	—	—	11,036	(4)	11,036		*	—
Scott A. Tozier	65,927	1,464	—		67,391		*	—
D. Michael Wilson	11,680	—	—		11,680		*	—
Alejandro Wolff(3)	779	—	—		779		*	800
Directors and executive officers as a group (18 persons)	721,963	45,810	11,036		767,773		*

*	Indicates beneficial ownership of less than 1% of Common Stock. Calculated based upon 112,179,867 shares of Common Stock outstanding as of March 10, 2015 and assuming conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.
(1)	The amounts in this column include shares of Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 10, 2015: Mr. Kissam: 235,000 shares; Mr. Tozier: 39,500 shares; Ms. Narwold: 54,000 shares; and Ms. Kelliher: 9,100 shares.
(2)	The amounts in this column reflect phantom shares held in the deferred stock account of each person and represent an equivalent number of shares of Common Stock. Although such shares are not “beneficially owned” as defined under SEC rules, we believe that inclusion of such shares gives our shareholders important additional information regarding the share holdings of our directors.
(3)	Douglas L. Maine, J. Kent Masters and Alejandro Wolff were elected as Directors upon the closing of the Rockwood merger on January 12, 2015.
(4)	Shares held jointly with spouse.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee of the Board of Directors has appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2015. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit & Finance Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The submission of this matter for ratification by shareholders is not required by current law, rules or regulations; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit & Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they so desire, and will be available to respond to appropriate questions.

Approval of this proposal requires that the votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT & FINANCE COMMITTEE REPORT

The Audit & Finance Committee of the Board of Directors is composed of three independent Directors and operates under a written charter adopted by the Board of Directors. The Audit & Finance Committee approves the selection of our independent registered public accounting firm.

Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit & Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit & Finance Committee has met privately with management, the internal auditors and PwC, our independent registered public accounting firm, all of whom have unrestricted access to the Audit & Finance Committee.

The Audit & Finance Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.

The Audit & Finance Committee also has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit & Finance Committee concerning independence, and has discussed with PwC that firm’s independence from the Company.

The Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and PwC. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PwC to the Audit & Finance Committee, the Audit & Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2014 Annual Report.

The Audit & Finance Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.

Audit & Finance Committee Pre-Approval Policy

The Audit & Finance Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our CFO has primary responsibility to the Audit & Finance Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, the CFO is responsible for presenting to the Audit & Finance Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit & Finance Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit & Finance Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of fees paid to the independent registered public accounting firm for the fiscal year and (ii) the services are approved by the Audit & Finance Committee prior to completion of the audit.

Fees Billed by PwC

The Audit & Finance Committee reviews the fees charged by our independent registered public accounting firm. During the fiscal years ended December 31, 2014 and December 31, 2013, PwC billed us the approximate fees set forth below in connection with services rendered by that firm to us.

	2014	2013
Audit Fees	$2,839,083	$2,853,690
Audit-Related Fees	2,027,917	485,804
Tax Fees	—	—
All Other Fees	9,905	13,905

Total fees	$4,876,905	$3,353,399

Audit Fees

Audit fees include professional services rendered by PwC for the audit of our annual financial statements, including its assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, implementation of new financial and accounting reporting standards and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees include reviews of our employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions and divestitures, consultation on certain financial accounting and reporting standards and other miscellaneous audit-related fees. For the fiscal years ended December 31, 2014, and December 31, 2013, amounts billed to us were primarily related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation on other audit-related items.

Tax Fees

Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”) and planning, research and advice supporting our efforts to maximize the tax efficiency of our operations (“planning”). For the fiscal years ended December 31, 2014, and December 31, 2013, there were no payments for tax fees.

All Other Fees

All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations as well as other non-audit related service fees.

THE AUDIT & FINANCE COMMITTEE

William H. Hernandez, Chair
Douglas L. Maine
James O’Brien

April 6, 2015

PROPOSAL 3 – RE-APPROVAL OF THE PERFORMANCE MEASURES UNDER THE ALBEMARLE CORPORATION 2008 INCENTIVE PLAN, AS AMENDED AND RESTATED APRIL 20, 2010

We are asking the Company’s shareholders to re-approve the performance measures under the Plan, pursuant to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), to preserve corporate income tax deductions that may become available to the Company. The Company is asking shareholders for this approval so that the Company may grant to executive officers, whose compensation is covered by Section 162(m), performance-based compensatory awards that are intended to be exempt from the tax deduction limitations of Section 162(m).

Pursuant to Section 162(m), the Company generally may not deduct for federal income tax purposes compensation paid to such a covered employee to the extent that the covered employee receives from the Company more than $1 million in compensation in any single year. Compensation that is paid based on achievement of pre-established performance goals that are set by the Executive Compensation Committee, where stockholder approval of the material terms of the performance goals is received at least once every five years, is exempt from the tax deduction limitations of Section 162(m). The material terms of the performance goals include: (a) the employees eligible to receive awards under the Plan (as described under “Eligibility” below); (b) the business criteria on which performance goals may be based (as described under “Performance Objectives” below); and (c) the limits on the maximum aggregate amounts of awards that may be made to any individual participant during a calendar year under the Plan (as described under “Individual Limitations” below).

The Board of Directors approved the Plan on February 27, 2008, and the Plan was approved by the shareholders in April 2008. The Board of Directors approved an amendment and restatement of the Plan on February 17, 2010, which was approved by the stockholders in April 2010.

Shareholders are not being asked to approve an increase in the number of shares available for grant under the Plan, any modification of the performance measures under the Plan or any other amendment to the Plan at this time. The Company is asking stockholders at the Annual Meeting to re-approve the performance measures of the Plan.

The following is a summary of the material features of the Plan and is qualified in its entirety by reference to the Plan, a copy of which was filed with the SEC and may be accessed from the SEC’s website at http://www.sec.gov. Capitalized terms not otherwise defined are used as set forth in the Plan.

Administration

The Executive Compensation Committee administers the Plan. The Executive Compensation Committee has the authority to select the individuals who will participate in the Plan (“Participants”) and to grant options, SARs, restricted stock and restricted stock units, performance shares and performance units and cash-based and other stock-based awards upon such terms (not inconsistent with the terms of the Plan) as the Executive Compensation Committee considers appropriate. In addition, the Executive Compensation Committee has complete authority to interpret all provisions of the Plan, to prescribe the form of notices or agreements evidencing awards under the Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including revising the terms of the Plan as they apply to non-U.S. employees, to comply with local law.

The Executive Compensation Committee may delegate its authority to administer the Plan to one of our officers. The Executive Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Exchange Act. As used in this summary, the term “Administrator” means the Executive Compensation Committee and any delegate, as appropriate.

Eligibility

Any employee of the Company or an affiliate is eligible to participate in the Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or our affiliates. We are not able to estimate the number of individuals that the Administrator will select to participate in the Plan or the type or size of awards that the Administrator will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

Awards

Options

Options granted under the Plan may be incentive stock options (“ISOs”) or nonqualified stock options. An option entitles the Participant to purchase shares of Common Stock from us at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the per share fair market value on the date of grant (or, with respect to ISOs, in the case of a holder of more than 10 percent of our outstanding voting securities, 110 percent of the per share fair market value). The option price may be paid in cash, a cash equivalent acceptable to the Administrator, with shares of Common Stock, by a cashless broker-assisted exercise, or a combination thereof, or any other method accepted by the Executive Compensation Committee.

Options may be exercised in whole or in part at such times and subject to such conditions as may be prescribed by the Administrator, provided that an option shall be exercisable after a period of time specified by the Administrator which may not be less than three years (except that options may become partially exercisable after a period of at least one year so long as the entire option grant does not become exercisable in less than three years). The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed 10 years (five years for ISOs granted to a holder of more than 10 percent of our outstanding voting securities).

SARs

Under the Plan, SARs generally entitle the Participant to receive with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant.

SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator, provided that an SAR shall be exercisable after a period of time specified by the Administrator which may not be less than three years (except that SARs may become partially exercisable after a period of at least one year so long as the entire SAR grant does not become exercisable in less than three years). The maximum period in which an SAR may be exercised will be fixed by the Administrator at the time the SAR is granted. The amount payable upon the exercise of an SAR may, in the Administrator’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Administrator.

Restricted Stock and Restricted Stock Units

The Plan also permits the grant of restricted stock and restricted stock units. Restricted stock units are similar to restricted stock except that no shares are actually granted on the grant date of the award. An award of restricted stock or restricted stock units will be forfeitable or otherwise restricted until conditions established at the time of the award are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of restricted stock or restricted stock units will be prescribed by the Administrator; restricted stock and restricted stock units shall vest over a period of at least three years (except that such stock and units may partially vest after a period of at least one year so long as the entire award does not fully vest earlier than three years after grant). Restricted stock and restricted stock units may, in the Administrator’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Administrator.

Performance Units and Performance Shares

The Plan also provides for the award of performance units and performance shares. A performance share award entitles a Participant to receive a payment equal to the fair market value of a specific number of shares of Common Stock. A performance unit award is similar to a performance share award except that a performance unit award is not necessarily tied to the value of Common Stock. The Administrator will prescribe the conditions that must be satisfied before an award of performance units or performance shares is earned. To the extent that performance units or performance shares are earned, the obligation may be settled in cash, Common Stock or a combination of cash and Common Stock.

Cash-Based and Other Stock-Based Awards

The Plan also allows the Administrator to make cash-based and other stock and equity-based awards to Participants on such terms and conditions as the Administrator prescribes. To the extent that any cash-based and other stock and equity-based awards are granted, they may, in the Administrator’s discretion, be settled in cash or Common Stock.

Compliance with Section 162(m)

It is intended that unless otherwise provided by the Executive Compensation Committee, awards determined in accordance with the Plan shall be excluded from the deduction limitations contained in Section 162(m) of the Code. Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Executive Compensation Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

Transferability

In general, options, SARs, restricted stock and restricted stock units, and performance shares and performance units will be nontransferable except by will or the laws of descent and distribution.

Performance Objectives

The Executive Compensation Committee may prescribe that (a) an option or SAR is exercisable, (b) an award of restricted stock or restricted stock units is vested or transferable or both, (c) that performance units or performance shares are earned, or (d) that payment under a cash-based or other stock-based award is earned only upon the attainment of certain performance objectives. Such performance objectives may be based on one or more of our, our affiliates’ or a business unit’s (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales or revenue growth; (d) net operating profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (f) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (g) earnings before or after taxes, interest, depreciation, and/or amortization; (h) gross or operating margins; (i) productivity ratios; (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense targets; (l) margins; (m) operating efficiency; (n) market share; (o) customer satisfaction; (p) working capital targets; (q) economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (r) health, safety and environmental performance; and (s) corporate advocacy metrics.

Change in Control

The Plan provides that in the event of a change in control of Albemarle, any of the following may occur, in accordance with the applicable award agreement: (i) replacement awards of equal value to the award being replaced shall be provided to participants; (ii) outstanding options and SARs will become exercisable, outstanding awards of restricted stock and restricted stock units will become transferable and nonforfeitable, and each performance unit and performance share will be earned and converted into cash, Common Stock, or a combination of cash and Common Stock; or (iii) all outstanding awards will be cancelled and terminated and a payment of cash made or shares of stock delivered to participants, equal in value to the cancelled award.

Share Authorization

The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 7,470,000 shares. This limitation will be adjusted as the Executive Compensation Committee determines is appropriate in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards and the limitations on individual grants also will be adjusted as the Executive Compensation Committee determines is appropriate to reflect such changes.

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the amended Plan as follows:

•	With respect to stock options and SARs, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates;

•	For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, shall be counted against the number of shares available for awards under the Plan;

•	With respect to any awards other than stock options and SARs, the number of shares available for awards shall be reduced by 1.6 shares for each share covered by such award or to which such award relates; and

•	Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the Plan.

If any shares covered by an award or to which an award relates are not purchased or are forfeited or are reacquired by the Company (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the Plan against the aggregate number of shares available under the Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, shall again be available for granting awards under the Plan. The Plan does not provide, however, for “net share counting,” so that shares that are used to pay the purchase price or exercise price of an award or used in connection with the satisfaction of tax obligations relating to an award will not be added to the number of shares available for granting awards under the Plan.

Individual Limitations

No individual may be granted or awarded in any calendar year options covering more than 200,000 shares of Common Stock in the aggregate. In addition, no individual in any calendar year may be awarded, in the aggregate, restricted stock or restricted stock units, performance shares or performance units or cash-based or other stock-based awards (other than stock options or SARs) covering more than 200,000 shares of Common Stock. With respect to awards made under the Plan that will be paid other than in shares of Common Stock, the maximum amount payable to an individual in any year is $5,000,000.

Amendment and Termination

No option, SAR, restricted stock or restricted stock unit award, performance share or performance unit award or cash-based or other stock-based award may be granted under the Plan after April 30, 2018. The Board may, without further action by shareholders, terminate the Plan in whole or in part. The Board also may amend the Plan, except that no material amendment of the Plan or an amendment that increases the number of shares of Common Stock that may be issued under the Plan will become effective and no option or SAR will be repriced, replaced or regranted through cancellation until it is approved by shareholders. Any amendment of the Plan must comply with the rules of the NYSE.

Federal Income Tax Consequences

We have been advised by counsel regarding the federal income tax consequences of the Plan. No income is recognized by a Participant at the time an option or SAR is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (except that the alternative minimum tax may apply). Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option or SAR generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. If a Participant disposes of shares acquired under an ISO before two years after the ISO was granted, or before one year after the ISO was exercised, this is a “disqualifying disposition” and the Participant will recognize ordinary income equal to the excess of the amount received for the shares over the option price.

Income is recognized on account of the award of restricted stock and performance shares when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income currently under Section 83(b) of the Code. At that time the Participant recognizes income equal to the fair market value of the Common Stock.

With respect to awards of performance units, restricted stock units, and cash-based awards, a Participant will recognize ordinary income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an award, in each case at the time the award is paid to or received by the Participant.

We generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock and performance shares, the settlement of a performance unit or restricted stock unit, and the payment of a cash-based or other stock-based award (subject to tax limitations on our deductions in any year that certain remuneration paid to certain executives exceeds $1 million). The amount of the deduction is equal to the ordinary income recognized by the Participant. We will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO unless the Participant has made a “disqualifying disposition” of the shares acquired on exercise of the ISO, in which case we will be entitled to a deduction at the same time and in the same amount as the Participant’s recognition of ordinary income.

Vote Required

The re-approval of the performance measures under the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock cast on this proposal, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes will have no effect on the proposal to re-approve the performance measures under the Plan.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-APPROVAL OF THE PERFORMANCE MEASURES UNDER THE ALBEMARLE CORPORATION 2008 INCENTIVE PLAN, AS AMENDED AND RESTATED APRIL 20, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The following pages of our proxy statement describe Albemarle’s executive compensation program and the compensation decisions made by the Executive Compensation Committee (for purposes of this Compensation Discussion and Analysis Section, the “Committee”) for our named executive officers listed below.

NEO	Title
Luther C. Kissam IV	President and Chief Executive Officer
Scott A. Tozier	Senior Vice President, Chief Financial Officer
D. Michael Wilson	Senior Vice President, President Catalyst Solutions
Karen G. Narwold	Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary
Matthew K. Juneau	Senior Vice President, President Performance Chemicals

EXECUTIVE SUMMARY

Material Changes to our Compensation Programs

•	Total Shareholder Return[1] (“TSR”) – We changed our Long-Term Incentive (“LTI”) Plan performance measure to a relative TSR metric from a company earnings metric, eliminating the duplication of performance measures in our annual and long-term incentive plans.

•	Lengthened the performance period of our LTI Plan from two to three years.

•	Eliminated “trigger” payment for below threshold performance in our LTI Plan.

•	Did not increase our CEO’s annual target total cash compensation for 2014.

•	Eliminated tax gross ups – Eliminated our CEO’s capped tax gross up from the change in control program, which was the last of our grandfathered capped tax gross-ups.

Our Value Creation Strategy

Our Strategic Focus: Accelerated, Consistent Growth and Free Cash Flow Generation

2014 marked the beginning of a new chapter for our organization. In July, we announced that we had entered into a definitive agreement to acquire Rockwood for $6.2 billion, which was successfully closed in January 2015. This transaction creates a platform of businesses with leading global positions and attractive growth prospects that we believe positions us to deliver consistent, predictable earnings growth for our shareholders and generate superior cash flow.

•	Seamless, effective integration of Rockwood acquisition that achieves our synergy targets
•	Accelerated, consistent adjusted EBITDA[2] growth
•	Strong adjusted free cash flow[3] generation to drive rapid deleveraging, investment in organic growth, return of capital to shareholders and bolt-on acquisitions in our core businesses

In November, shareholders of both companies overwhelmingly voted in favor of the transaction, recognizing its compelling strategic and financial merits, which we expect to be accretive to cash Earnings Per Share

[1]	“TSR” is calculated by dividing the (a) the sum of the dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s shares at the beginning of the performance period.
[2]	Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization adjusted for special items.
[3]	Free Cash Flow is defined as Net Cash from Operations, add back pension and post-retirement contributions and subtract capital expenditures.

(“EPS”)4 in year one, adjusted EPS5 in year two and substantially accretive to EPS thereafter, with free cash flow generation potential in the range of $600M to $900M per annum over the next three to five years. The Rockwood transaction marks a significant milestone for our company, positioning us as one of the world’s premier specialty chemicals companies, poised to continue the strong returns our investors have experienced over our twenty-year history.

Aligning Our Incentives with our New Strategy and Shareholder Interests

With a new strategy and aggressive growth goals in place, it was a priority to ensure that our executive compensation program was strongly aligned with our new business structure. This meant keeping the foundation of our program focused on performance-based pay with a variable (“at-risk”) pay percentage higher than that of our peers. Our ongoing LTI Plan is 100% contingent upon our relative and absolute stock performance. We strengthened our pay programs by making the following enhancements:

•	LTI Plan. 40% of the LTI award value is granted in the form of stock options, which vest one-third each year at the end of years three, four and five. The other 60% of the award value is granted in the form of performance share units (“PSUs”).

LTI Plan Feature: PSUs	2013 Grant	NEW: 2014 Grant
Performance Metric	Segment Income Before Interest and Taxes Less Corporate Expenses Before Special Items (“SIBIT”)[6]	TSR
Performance Period	Two Years	Three Years
“Trigger” Payment[7]	33%	0%

•	Special One-Time Working Capital LTI Award. In 2014, the Committee granted a special one-time performance based award linked to the two-year reduction in working capital goal. Improvements in working capital levels help fund investments and generate cash to pay down acquisition-related debt. The Committee’s rationale in granting this award was:

•	With the change in the LTI plan from a two- to a three-year performance period, the Committee was concerned that the compensation that participants would receive in 2016 and 2017 would decline (assuming target performance is achieved) because the vesting period was also lengthened. This one-time transition grant was intended to bridge this gap, helping to ensure the retention of our named executive officers.

•	The grant is performance based, earned only if significant improvements in our working capital are achieved. The required performance levels represent material and substantial improvement over our current performance.

•	The Committee believes that freeing up working capital has a direct impact on our operating efficiency and our ability to finance growth at the lowest cost. This will lead to an increase in shareholder value.

[4]	EPS is Earnings Per Share, as reported on the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.
[5]	Adjusted EPS is Adjusted EBITDA per share.
[6]	SIBIT is Segment Income Before Interest and Taxes, adjusted for special items.
[7]	“Trigger” payment is the amount earned if SIBIT results are below threshold and is triggered if EBITDA before Special Items is greater than 5% of Net Sales for the 2013-14 Performance Period.

•	Annual Incentive Plan (“AIP”) in 2015: Looking ahead to 2015, we are updating the metrics used in our AIP to focus on adjusted EBITDA and adjusted free cash flow.

•	EBITDA is the primary earnings measure we have used in communicating the expectations for our Global Business Units (“GBUs”) under our new structure. AIP awards for our GBU leaders will depend primarily on the results of their GBUs and secondarily on total company results.

•	Our focus on adjusted free cash flow will drive the generation of cash necessary to pay down acquisition-related debt.

•	Our focus on stewardship, which is critical to our license to operate and consistent with our values, is maintained.

AIP Plan Feature	2014		2015
Performance Metrics & Weights	Adjusted EBIT[8]	60%	Adjusted EBITDA	60%
	Cash Flow from Operations	15%	Adjusted Free Cash Flow	30%
	Days of Working Capital	15%	Stewardship	10%
	Stewardship	10%

Pay for Performance: 2014 Compensation Outcomes

In 2014, our executive compensation program resulted in rewards consistent with our business achievements and the contributions of our named executive officers.

Specifically, AIP awards were paid at 77% of target. This was the result of a shortfall in our adjusted EBIT for the year, but otherwise positive business achievements. Named executive officers were rewarded for exceeding our cash flow from operations target by almost $70 million, reducing net working capital to 23% of revenue, which was an improvement of nearly 5 percentage points and represented a savings of approximately $120 million, as well as for their continued successes with respect to stewardship goals. Individual named executive officers were also recognized for their contributions to the seamless and successful closing of the Rockwood acquisition.

The 2014-2016 LTI Plan, which is contingent upon relative TSR over three years, is currently tracking below the threshold performance level required for an award to be earned. However, we are confident that with the Rockwood acquisition and our strategy for growth, we are on the right course to deliver at or above market rates of return over the long term and, with the changes we have made to our LTI Plan design, we are confident that payment under our executive compensation programs is aligned with such performance.

CEO Pay At-A-Glance: Pay Opportunity and Realizable Pay

The Summary Compensation Table on page 57 of this proxy statement sets forth annual compensation information in accordance with SEC requirements. The amounts reported in the Summary Compensation Table include the estimated values of LTI awards at the time of grant. However, these reported values are often significantly different than the actual value ultimately realized by our named executive officers.

[8]	Adjusted EBIT is Earnings Before Interest and Taxes, adjusted for special items.

To this end, the Committee also considers another perspective beyond the Summary Compensation Table pay opportunity called “realizable pay.” The Committee believes realizable pay provides an important perspective on how pay program outcomes align with performance. Realizable pay captures the following elements of compensation:

•	Base salary in the year it is earned;

•	Annual incentive compensation paid in the year it is earned; and

•	“In-the-money” value of outstanding equity awards (calculated based on stock price at year-end 2014) rather than the grant date fair value. The use of an end-of-year stock price directly correlates the value of an executive’s equity with the return our shareholders receive from investing in our common stock over the same period.

An example of this pay for performance alignment is shown by the relationship between Mr. Kissam’s pay opportunity, realizable pay and our TSR. The chart below demonstrates that the current realizable value of our CEO’s pay is substantially lower than his annual target opportunity pay over the last three years. This illustration is intended to show that our executive compensation program has been well aligned with shareholder interests historically, and will continue to be strongly aligned as we head into the future.

Note:

*	3-year annualized TSR ending 12/31/2014 is 6.89%

THE EXECUTIVE COMPENSATION PROGRAM IN DETAIL

What are our compensation principles?

The Committee designs and oversees the Company’s compensation policies and approves compensation for our CEO and our other named executive officers. Our overarching goal is to create executive compensation plans linked to the creation of sustained shareholder value. To accomplish this, our plans are designed to:

Support our Business Strategy – We align our programs with business strategies focused on long-term growth and sustained shareholder value. Our plans provide incentive to our executives to overcome challenges and exceed our Company goals.

Pay for Performance – We ensure that a large portion of our executive pay is dependent upon the achievement of specific corporate, business unit and individual performance goals. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

Pay Competitively – We set target compensation to be competitive with the companies that make up our Peer Group, comprised of the companies included in the Dow Jones Chemical Index. We set “stretch” objectives that, if achieved, are designed to place us in the top quartile of industry performance.

What are our compensation objectives?

In designing our compensation plans, our objectives are to:

•	Drive superior business and financial performance – we build programs that provide incentive to our named executive officers to achieve or exceed goals.

•	Attract, retain and motivate the right people in the right job – we reward our named executive officers who perform at a high level.

•	Align our named executive officers’ interests with the long-term interests of our shareholders by building the opportunity for significant ownership of Company stock into our pay programs.

•	Focus on the long-term – our LTI plan is focused on multi-year results.

•	Create balanced program elements that discourage excessive risk taking.

As noted in the Executive Summary, we applied these principles and objectives in 2014 to change our programs to best fit with our business strategy of becoming a larger, faster-growing company (through the Rockwood acquisition) and to increase the emphasis on longer-term performance as measured through absolute share price performance and TSR relative to other chemical companies.

How do we align our compensation principles and objectives with good governance practices and pay for performance?

The following table and graphs highlight key features of our executive compensation program, including the pay mix for our CEO. The CEO mix illustrates the emphasis on performance-based pay with a long-term orientation. Below is a list of things we do and don’t do in order to ensure our program reflects good governance practices and pay for performance.

What We Do

✓	We make performance-based compensation a significant component of each named executive officer’s total compensation, with the proportion of compensation allocated to performance-based compensation increasing with the level of responsibility (illustrated for the CEO in the graph below).

✓	We balance short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results (illustrated for the CEO in the graph below).

✓	We employ longer than median vesting periods in our annual LTI grants, which encourage executive retention and a long-term perspective. Our PSUs vest 50% after the end of the third year of the performance period and 50% in year four, and our Stock Options vest ratably in equal thirds on the third, fourth, and fifth anniversary of the grant.

✓	We require meaningful stock ownership for our named executive officers at levels that are above the median practice in our industry and that increase with the level of responsibility.

✓	The Committee uses an independent executive compensation consultant who reports directly to the Committee and does not provide any ongoing services to the Company.

✓	We have a clawback policy for the recovery of performance-based compensation in the event of named executive officer misconduct related to our financial results.

What We Don’t Do

X	No excessive perquisites are provided to any named executive officer. We limit our perquisites to items that help put our named executive officers in the best position to perform their job or that are directly associated with performing their job, and limit the amounts to only what is necessary to meet those objectives.

X	No hedging transactions in our stock by our named executive officers is permitted.

X	No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity plan.

X	No purely time-based LTI grants are included in our annual executive LTI program. 100% of the annual grant value is dependent on stock price appreciation or the achievement of performance objectives, with the use of time-based grants for named executive officers limited to sign-on for new executives or other non-recurring situations.

X	No excise tax gross-ups for change of control payments are provided to any employee. In early 2015, we eliminated the last of these grandfathered gross-ups from our program, and prior to this we had not added any new agreements with gross-up provisions since 2008.

How did the most recent shareholder vote on executive compensation affect our programs?

In May 2014, the Company held the shareholder advisory vote to approve the compensation paid to our named executive officers in 2013, which resulted in approximately 98% of the votes cast approving such compensation. The Committee considered the results of the advisory vote in reviewing our executive compensation program, noting the high level of shareholder support, and elected to continue the same principles and objectives in determining the types and amounts of compensation to be paid to our named executive officers in 2015. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of long-term performance and support our other executive compensation objectives.

What are the components of our executive compensation program?

We provide our named executive officers with the following components of compensation:

Annual	Long-Term	Benefits	Post-Termination Benefits
Annual base salary and annual cash incentive awards	LTI plan awards comprised of a combination of PSUs and stock options. Equity grants for retention of critical executive talent typically comprised of restricted stock or restricted stock units	Various health and welfare benefits, including health and life insurance, retirement benefits and savings plan	Severance and change in control benefits

For each named executive officer, the Committee reviews several times each year, and approves annually, each component of compensation and the resulting total compensation. The Committee generally compares the individual components of compensation and total compensation to the median of the Peer Group. In setting the compensation for each named executive officer, the Committee also considers other factors, including the scope and complexity of their position, their level of performance, their skills and experience and their contribution to the overall success of the Company. As a result, we do not set compensation for our named executive officers in a manner designed to achieve a formulaic relationship with the median of the Peer Group.

How do we assure that our compensation program keeps our named executive officers focused on long-term success?

We assure that our compensation programs keep our named executive officers focused on the long-term success of our Company by making a substantial portion of their long-term pay subject to the achievement of specific performance measures, by requiring them to hold a significant amount of Company stock during the term of their employment, and by granting stock-based awards with multi-year vesting periods.

Beginning in 2014, the performance period covered by our PSU grants was increased from two years to three years, with the vesting of any award earned occurring in two equal tranches – the first tranche after the end of the third year of the performance period and the second tranche on the following January 1st. RSUs typically have a minimum vesting period of three years. Stock options granted in 2014 have a longer-than market practice five-year vesting period, ratably vesting in equal thirds on the third, fourth, and fifth anniversaries of the grant date. These awards reinforce the focus of our named executive officers on the long-term success of the Company by aligning their personal financial success with that of other shareholders.

Also beginning with the 2014 annual grant, PSUs have a new performance measure – relative TSR as compared to our Peer Group. The Committee chose this measure to provide an even stronger linkage between the rewards for our leaders and the returns experienced by our shareholders, and also because this measure was thought to be well aligned with the longer three-year performance period. As part of this transition to longer performance and vesting periods for our PSU grants, the Committee granted in 2014 a one-time award of performance-based RSUs linked to a two-year reduction in working capital goal.

To further align the interests of executives with our shareholders, the Company also has stock ownership guidelines that require the retention of shares of our Common Stock. Our holding requirements are expressed as both a “Fixed Number of Shares” guideline and a “Multiple of Base Salary” guideline for each named executive officer. In order to satisfy the ownership requirement, each named executive officer must meet the lesser of the two guidelines. Named executive officers are given five years to meet the holding requirements. The Committee periodically reviews the holdings of our named executive officers. As of April 6, 2015, each named executive officer either met the required guideline or was still within the five-year window before they are required to meet the guideline. Based on a 2014 review of proxy disclosures, our ownership guidelines are higher than the median ownership requirement for chief executive officers and chief financial officers disclosed by the companies that comprise our Peer Group. The following table depicts the ownership guideline that each of our named executive officers must meet:

Name	Guideline (lesser of)
Luther C. Kissam IV	150,000 shares or 8 X base salary
Scott A. Tozier	40,000 shares or 5 X base salary
D. Michael Wilson	25,000 shares or 3 X base salary
Karen G. Narwold	25,000 shares or 3 X base salary
Matthew K. Juneau	25,000 shares or 3 X base salary

In addition, to further align our executives with the interests of our shareholders, our insider trading policy provides for purchases and sales of our stock by named executive officers only during the 45-day period beginning on the third trading day following an earnings announcement (the day of the announcement constituting the first day) and only after being cleared to trade by our General Counsel, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable SEC requirements.

How is competitiveness established?

The Committee structures executive compensation so that target total cash compensation and LTI compensation opportunities are competitive with comparable positions at companies considered our peers (our “Peer Group”). The Committee has chosen to use the Dow Jones Chemical Index companies as our Peer Group, in part because the composition of the index is determined by an independent third-party rather than by the Committee or by Company management. We believe that using an industry-specific Peer Group is appropriate because it provides us with the best comparisons for competitive compensation offered by publicly held companies with similar business challenges and the type of leadership talent needed to achieve success over the long-term. When considering what is competitive for the Company, the Committee generally focuses on the median of data from the Peer Group. Given the large number of companies included in the index, our focus on the median mitigates the impact of companies that are materially larger or smaller than Albemarle. In addition, the Committee also relies on supplementary survey information from nationally recognized compensation surveys.

In setting 2014 base salaries, target total cash compensation and target total direct compensation (“TDC”), the Committee considered compensation offered by the following Peer Group:

A. Schulman Inc.

Air Products & Chemicals, Inc.

Airgas, Inc.

Ashland Inc.

Avery Dennison Corporation

Cabot Corporation

Calgon Carbon Corporation

Celanese Corporation

CF Industries Holdings, Inc.

Chemtura

Cytec Industries Inc.

The Dow Chemical Company

Eastman Chemical Company

E.I. DuPont de Nemours and Company

FMC Corporation

H. B. Fuller Company

Huntsman Corporation

International Flavors & Fragrances Inc.

LyondellBasell Industries NV

Minerals Technologies Inc.

The Mosaic Company

NewMarket Corporation

Olin Corporation

OM Group, Inc.

Polypore International, Inc.

PPG Industries, Inc.

Praxair, Inc.

Rockwood Holdings, Inc.

RPM International Inc.

Sensient Technologies Corporation

Sigma-Aldrich Corporation

W.R. Grace & Co.

How is compensation established for our named executive officers?

The Committee does not rely exclusively on the Peer Group data or survey data in establishing target levels of compensation. The Committee also does not employ a rigid or formulaic process to set pay levels, but does utilize the Peer Group data and survey data as one of many tools to assist the Committee. In setting compensation levels, the Committee considers the following factors:

•	The competitive data (Peer Group and other survey data), focusing on the median data as a starting point;

•	Each named executive officer’s performance;

•	Each named executive officer’s scope of responsibility and impact on the Company’s performance;

•	Internal equity – a named executive officer’s compensation relative to his or her peers, direct reports and supervisors; and

•	The CEO’s recommendations for his direct reports.

Each of our named executive officers’ performance is evaluated in light of our overall financial performance (as described in greater detail below) and non-financial performance goals and strategic objectives approved by the Committee and the Board of Directors. For 2014 and 2015, as in past years, the Committee structured a compensation package for our named executive officers comprised of base salary and benefits coupled with annual and long-term incentives, which we believe provides an appropriate mix of financial security, risk and reward.

What were base salaries for 2014 and how were they determined?

Base salary provides our named executive officers with a basic level of financial security and supports the Committee’s objectives in attracting and retaining top talent. Base salaries for our named executive officers other than the CEO are recommended by our CEO and are reviewed and approved by the Committee. Base salary for our CEO is recommended and approved by the Committee.

Executive Officer	2013 Year- End Base Salary	2014 Increase in Annual Base Salary	2014 Annual Base Salary
Luther C. Kissam IV President and CEO	$800,000	$—	$800,000
Scott A. Tozier Senior Vice President, CFO	$450,000	$35,000	$485,000
D. Michael Wilson Senior Vice President, President Catalyst Solutions	$420,000	$—	$420,000
Karen G. Narwold Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary	$400,000	$20,000	$420,000
Matthew K. Juneau Senior Vice President, President Performance Chemicals	$327,000	$58,000	$385,000

The 2014 base salaries for each of the named executive officers were determined by the Committee in recognition of the responsibilities of their positions and their contributions to the success of the Company. The Committee believes that each named executive officer’s salary was reasonable and appropriate. In light of the long-term focus and overall accountability for company performance of Mr. Kissam’s role, for the second consecutive year Mr. Kissam’s annual base salary remained the same with a continued emphasis on annual and long-term incentives. Mr. Wilson’s annual base salary was not increased in 2014 because his starting salary was set with the expectation that his salary would first be considered for adjustment in 2015. Mr. Juneau’s salary increase was sized to bring him much closer to, but still below, the median base salary for his position in the competitive marketplace.

What are base salaries for 2015?

The Committee reviewed and approved base salary increases for some of our named executive officers in February 2015. Such salary increases will go into effect on April 1, 2015. The annual 2015 base salaries for Mr. Kissam, Mr. Tozier, Mr. Wilson, Ms. Narwold, and Mr. Juneau will be $840,000, $505,000, $470,000, $440,000 and $400,000, respectively. Mr. Kissam’s base salary was increased for the first time in three years to bring him closer to, but still well below; the competitive market median base salary. The Committee will continue their primary emphasis on aligning Mr. Kissam’s pay with our pay-for-performance philosophy and with shareholders’ interests through the use of annual and long-term incentives.

What was the purpose and what were the key features of the 2014 AIP?

The purpose of the AIP is to provide both an incentive to achieve, and a reward for achieving, the annual goals and objectives of the Company. Each year, management proposes, and the Committee evaluates and finalizes, the goals and objectives which are subsequently approved by the Board of Directors, ensuring that we are rewarding participants for achieving levels of performance that management has identified and the Board of Directors has agreed are critical to creating and sustaining long-term shareholder value.

Key features of the 2014 AIP include the following:

•	A primary emphasis on sustained Company financial performance as measured by such metrics as EBIT, cash flow from operations, and days of working capital;

•	A quantitative and qualitative assessment of our strategic achievements in areas of stewardship (safety, environmental responsibility, sustainability, and governance); and

•	The recognition of individual achievements, leadership and the overall contribution of participants by making the award subject to an individual performance modifier (which can result in either an increase or a reduction in the award earned).

For 2014, the Committee established the following Company performance measures for the AIP:

Metrics	Weight
EBIT	60%
Cash flow from operations	15%
Days of working capital	15%
Stewardship	10%

Total	100%

The following table summarizes the Threshold, Target and Superior objectives set by the Committee and actual results for the EBIT, cash flow from operations, and days of working capital metrics for 2014. EBIT is defined as combined income of each business segment before interest and taxes less corporate expenses before “special items” (such as restructuring and other costs, related principally to reductions in force, divestitures, the write-off of assets and non-operating and pension OPEB items) for the calendar year. The cash flow from operations represents the cash flow from operations before special items and pension contributions. Days of working capital is an average of four quarters, calculated using the inputs of end of quarter accounts receivable, quarterly revenue, beginning of quarter inventory, current quarter cost of sales, and end of quarter accounts payable. Awards for performance between the identified points are interpolated.

	Threshold Level	Target Level	Superior Level	2014 Results
EBIT	$462 MM	$490 MM	$517 MM	$461 MM
Cash flow from operations	$436 MM	$471 MM	$519 MM	$540 MM
Days of working capital	118	114	110	105

The performance for the stewardship (safety, environmental responsibility, sustainability, and innovation) metrics was determined by the Committee’s quantitative and qualitative assessment of the level of achievement for six different stewardship objectives, with each objective weighted evenly. We believe financial measures are important but are not sufficient to fully assess Company performance. For 2014, five of the stewardship metrics were scored at the “Superior” performance level and one was scored at the “Below Target” performance level. A summary of the scoring of our performance against the 2014 AIP metrics is further set out in “How did we perform against our AIP Metrics?”

Why did the Committee choose these performance metrics?

The Committee chose these performance metrics to align the AIP with the Company’s 2014 goals and objectives as established by management and the Board of Directors. The Committee chose the relative weights of the performance measures based on the Committee’s desire to emphasize financial results while maintaining an appropriate focus on non-financial objectives.

Adjusted EBIT, Cash Flow from Operations, and Days of Working Capital were chosen by the Committee for use in the 2014 AIP because they were considered the key measures of financial performance in the Company’s 2014 annual operating plan.

•	The level of Adjusted EBIT aligned with the Target payout level was the 2014 operating plan amount, and represented significant growth (after adjustment for a divested business) over 2013 Adjusted EBIT.

•	The Committee’s focus on Cash Flow from Operations and Days of Working Capital was aligned with the Company’s objectives of generating cash for growth and a reduction of our investment in working capital to levels that were better than industry average performance.

•	Superior level objectives for all three of these goals were set at levels that were believed to be realizable, but only as the result of exceptional performance.

•	As previously stated, Stewardship metrics were included in the AIP goal set because they are critical to the company’s license to operate and consistent with our values. The Committee set Target and Superior levels of performance for each of these metrics at levels that required year over year improvement, with no payout earned for any of individual Stewardship metric if Target performance for that metric was not achieved.

The Committee may take into account extraordinary, unusual or infrequently occurring events or significant corporate transactions in deciding to adjust the results used to determine whether or not the AIP objectives have been met. The Committee retains the right to exercise discretion in determining the final level of the awards paid in order to ensure that the AIP remains consistent with its stated objectives.

How much can the named executive officers earn?

Each of our named executive officers employed by the Company as of the date of the bonus payments can earn a bonus under the AIP targeted at a certain percentage of his or her base salary. For 2014, our named executive officers’ target bonus percentages were 110% (Mr. Kissam), 75% (Mr. Tozier), 70% (Mr. Wilson and Mr. Juneau), and 60% (Ms. Narwold) of their base salary for achieving the Target performance levels for the AIP Company metrics. The Committee generally sets the Target bonus opportunity for each of our named executive officers near the median of the Peer Group proxy data and survey information. For Company performance at the Superior level, up to two times a Target level award may be earned before applying discretion for individual performance. For Company performance that does not reach Threshold level for any of the metrics, the named executive officers will not earn a bonus. For Company performance above the Threshold level, named executive officers earn bonuses based on results prorated on a linear basis between Threshold and Target performance levels, or between Target and Superior levels of performance, as the case may be. Individual performance can be used to modify the bonus amount up or down, subject to the maximum allowable levels under the Plan as described below.

The Plan is compliant with Code Section 162(m) and therefore allows for the full tax deduction of the annual incentive payments. Under the Plan, the maximum annual incentive payments are set in the first quarter of the calendar year, and are limited to three times the Target level bonuses of each named executive officer. If earnings before interest, taxes, depreciation and amortization (“EBITDA”), before special items (as more particularly defined in the Plan) exceed 5% of net sales, the awards are initially set at the maximum levels under the plan. The Committee uses its discretion to downwardly adjust the maximum level of incentive payment to determine an actual award for each named executive officer based on Company performance and the individual performance modifier for that executive.

When making its determination of the actual award amount for a named executive officer, the Committee generally calculates the award by multiplying the named executive officer’s base salary x the Target level bonus percentage x the Company performance score (up to 200%) x the individual performance modifier (generally up to 150%, although higher modifiers can be awarded to recognize outstanding individual achievement, subject to the maximum cash incentive amount for each individual referenced below). Because the actual bonus paid to the named executive officer is an amount below the maximum potential bonus, the Committee’s assessment in general, and the determination of the individual performance modifier in particular, involve significant discretion on the part of the Committee.

The maximum cash incentive established for each of our named executive officers in 2014 was:

Luther C. Kissam IV	$2,640,000
Scott A. Tozier	$1,091,250
D. Michael Wilson	$882,000
Karen G. Narwold	$756,000
Matthew K. Juneau	$808,500

What are the individual performance modifiers?

At the beginning of 2014, individual objectives were set for each of the named executive officers. Individual performance was evaluated after the end of the year by comparing actual performance to these pre-established leadership objectives. Individual accomplishments not contemplated in the setting of the pre-established objectives were also considered. The Committee assessed the performance of the CEO, and the CEO conducted a similar assessment for the other named executive officers that was presented to and reviewed by the Committee.

Performance goals typically include both leadership objectives and strategic business objectives. At the end of each fiscal year, an individual performance modifier is determined for each participant, and a judgment is then made as to the final bonus amount that takes into account both Company results and individual performance.

How did we perform against our AIP Metrics in 2014?

	2014 Results	Achievement Against Target
EBIT (60% weighting)	$461 MM	0.0%

Cash Flow from Operations (15% weighting)	$540 MM	30.0%
Days of Working Capital (15% weighting)	105	30.0%
Stewardship (10% weighting)	5 at “Superior,” 1 (Process Safety Severity) at “Below Target”	17.0%

Overall Achievement		77.0%

What did our named executive officers earn in 2014 under the AIP?

The Committee reviewed the Company’s 2014 performance, and determined that the potential awards for the named executive officers were funded at the maximum level due to the Company achieving the required level of 2014 EBITDA consistent with the plan funding objectives set during the first quarter of the year in accordance with Code Section 162(m). After this determination was made, Mr. Kissam engaged the Committee in a further discussion of the Company’s performance, and of each named executive officer’s individual performance compared to their objectives. In light of the significant accomplishments by each named executive officer that were cited by Mr. Kissam to the Committee, it was recommended by Mr. Kissam, and approved by the Committee, that the individual performance modifier for each named executive officer (other than Mr. Kissam) be set as follows (all percentages shown are rounded to the nearest multiple of 5%); Mr. Tozier – 150%, Mr. Wilson – 105%, Ms. Narwold – 195%, and Mr. Juneau – 90%. In particular, Ms. Narwold’s and Mr. Tozier’s individual performance modifiers were recommended by the CEO and approved by the Committee to reflect the key role that each played throughout the entirety of 2014 in all aspects of the acquisition of Rockwood that closed in early 2015. When applied to and combined with the Company score, this yielded actual bonus payouts for each named executive officer shown in the table below.

In the case of Mr. Kissam, in early 2015 the Board assessed his performance against both quantitative metrics and qualitative objectives and noted the following results:

•	Financial metrics – Although the Company did not achieve the threshold Adjusted EBIT goal in the AIP, we ended the year with results above superior in both Days of Working Capital and Cash Flow from Operations. While focused on financial results, Mr. Kissam also continued to drive high standards of “Safety First, then Quality, then Schedule” resulting in 5 out of 6 Stewardship metrics achieving or exceeding the superior level.

•	Strategic leadership – As discussed previously, in 2014 we executed an agreement on a transformative deal to merge with Rockwood. The merger was made possible through Mr. Kissam’s leadership in negotiating the terms of the transaction, managing the financing of the transaction to maintain the investment quality of our debt, and ensuring clarity of strategy and transparency with investors. The end results were positive: an investment grade rating; an oversubscribed debt offering at attractive rates and terms; and an affirmative vote of 75.9% of the Company’s outstanding shares entitled to vote and 85.4% of total Company’s shares represented at the special shareholder meeting related to the merger.

The Committee reviewed all aspects of Mr. Kissam’s performance in 2014 and determined that an individual modifier of 100% was appropriate and balanced the weaker Adjusted EBIT results against the outstanding performance in the other financial and stewardship metrics and in the execution of the Rockwood transaction which created a stronger platform for long term growth and shareholder returns. When applied to and combined with the Company score, this yielded an actual bonus payout for Mr. Kissam at 77% of his Target bonus amount.

	2014 AIP Payouts
Name	Base Salary x Target Bonus % =	Target Bonus Amount x	Company Performance Score x	Individual Performance Modifier (1) =	Actual Bonus Amount
Luther C. Kissam IV	$800,000 x 110%	$880,000	77.0%	100%	$677,600

Scott A. Tozier	$485,000 x 75%	$363,750	77.0%	150%	$425,000

D. Michael Wilson	$420,000 X 70%	$294,000	77.0%	105%	$240,000

Karen G. Narwold	$420,000 x 60%	$252,000	77.0%	195%	$375,000

Matthew K. Juneau	$385,000 x 70%	$269,500	77.0%	90%	$185,000

(1)	Percentages shown rounded to the nearest multiple of 5%. Actual Bonus Amounts shown are exact.

What are the performance metrics for 2015?

In February 2015, the Committee approved 2015 AIP performance metrics that included Adjusted EBITDA, Free Cash Flow and stewardship, weighted at 60%, 30% and 10% respectively. This represented a change from 2014 in that Free Cash Flow (30% weighting) replaced the combination of cash flow from operations and days of working capital (30% total weighting) in the goal set for 2015. This change was made in order to focus on the generation of free cash to pay down the debt associated with the acquisition of Rockwood. In making this determination, the Committee concluded that this combination of metrics and weightings represents an appropriate set of performance objectives against which to measure the success of the Company for the purposes of funding the AIP for 2015. As the head of a Global Business Unit (“GBU”), Mr. Wilson’s 2015 AIP award potential is weighted 70% based on EBITDA before special items and adjusted free cash flow for his GBU, and 30% for the above set of performance metrics for the total company. The target bonuses as a percentage of base salary for the named executive officers in 2015 are: Mr. Kissam (110%), Mr. Tozier (75%), Mr. Wilson (75%), Ms. Narwold (70%) and Mr. Juneau (70%).

What is the purpose and what are the key features of the LTI Plan?

We believe it is important to provide a long-term incentive opportunity to our named executive officers charged with driving sustainable growth and long-term value creation for Albemarle, further aligning their interests with those of our shareholders. We do this through a balanced annual LTI grant, comprised in 2014 of PSUs and stock options, in addition to a one-time grant of performance-based RSUs (“RSUs”) described below. Each of these long-term incentives focuses on Albemarle’s performance - financial performance, share price performance or both - as measured over multi-year periods.

The Committee considers grant values and grant terms from both our Peer Group and survey information when establishing long-term incentives for management, with a focus on median grant values and typical grant terms. While the Committee generally believes that median values and typical terms are competitive and provide an appropriate balance of opportunity and reward to management without heightened compensation-related risk, the Committee will authorize values above or below the median and different terms where it believes it is in the interest of the Company and its shareholders to do so in light of the factors mentioned above.

While our current annual LTI grant consists solely of award types that we view primarily as performance-based, the Company will also grant awards that are primarily time-based (such as restricted stock units or restricted stock) when necessary to attract new executives or to retain existing executives.

In February 2014, the Committee changed the PSU grant performance measure from Adjusted EBIT to relative TSR as compared to the Dow Jones Chemical Index, and lengthened the performance period from two years to three years. The new program only generates an award if performance is above threshold. This is a contrast to the previous LTI Plan which included a minimum award for “trigger” performance below threshold. The relative TSR performance metric was selected to emphasize the linkage between our pay-for-performance philosophy and our shareholders’ interests, and is intended to focus Company leadership on superior value creation during the three-year performance period and beyond.

Also in February 2014, the Committee approved a one-time performance based RSU award linked to a two-year reduction in working capital objective. This award was designed to provide an incentive for the achievement of a critical operational objective, to retain executive talent, and to provide an incentive award that will vest during the transition period resulting from the change in PSUs from a two-year performance period to a three-year performance period (which also resulted in a lengthened vesting period, effectively reducing the executive’s potential earnings opportunity in calendar years 2016 and 2017 if such a grant were not made).

The Committee believes that these changes – moving to a relative TSR metric and lengthening the performance period and the vesting period for PSUs – when viewed in conjunction with annual grants of stock options that vest over a longer schedule than is typical in the marketplace – results in an LTI approach that best aligns the pay for performance of our executives with the investment returns experienced by our long-term shareholders.

What were the results of the PSU grants made with respect to the 2013-2014 performance period?

Payouts under the 2013 – 2014 PSU grants are earned based on the achievement of financial goals (SIBIT, using the same definition as was used for the 2013 AIP) over the two-year performance period. In the event that the Threshold level is not achieved, one-third of the Target level shares will be earned if EBITDA before special items is greater than 5% of net sales for the performance period, regardless of cumulative SIBIT performance (referred to as “Trigger” level performance). The following table reflects the goals for this award at the respective performance levels and the actual results achieved:

	Threshold Level (34%)	Target Level (100%)	Superior Level (200%)	Actual Results
2013 – 2014 Cumulative SIBIT	$1,204 MM	$1,333 MM	$1,468 MM	$930 MM

The cumulative SIBIT for the performance period was approximately $930 MM, falling below the Threshold level of performance. However, EBITDA before special items represented approximately 23% of net sales of approximately $4.84 billion during the performance period; therefore, a 33% Trigger level award was earned. The number of shares earned by our named executive officers is shown in the table below. As referenced in the Executive Summary, the shares actually earned under this award reflect a reduction in value in excess of 70% as compared to the value shown in the Summary Compensation Table when they were granted in 2013, illustrating the alignment of these grants to our pay for performance philosophy.

Name(1)	Target Units Granted	Shares Earned (33%)	Shares Vested in 2015	Shares to Vest in 2016
Luther C. Kissam IV	36,924	12,185	6,093	6,092
Scott A. Tozier	7,385	2,437	1,219	1,218
Karen G. Narwold	5,539	1,828	915	913
Matthew K. Juneau	4,615	1,523	762	761

(1)	Mr. Wilson joined the Company in 2013 after the grant date and thus did not receive a 2013-2014 PSU grant.

What LTI Plan grants were made in 2014?

PSU Grants

In February 2014, the Committee changed the PSU grant performance measure from SIBIT before special items to relative TSR and changed the performance period from two years to three years. TSR is calculated by dividing (a) the sum of the dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s common shares at the beginning of the performance period. The Company’s TSR is compared to the TSR of the companies in the Dow Jones Chemical Index as of February 2014 (the “TSR Peer Group”) calculated on the same basis. The Threshold performance level for the PSU grant is set at the 25th percentile of the TSR Peer Group and the Target performance level for the PSU grant is the 50th percentile of the TSR Peer Group.

Superior performance is set at the 75th percentile of the TSR Peer Group results. Performance at or above the Superior level will earn two times the Target level award. For performance that does not reach the Threshold level, no award will be earned. Performance between the Threshold and Target levels, and between Target and Superior levels, will be interpolated. These award levels are illustrated on the following table:

TSR Relative to TSR Peer Group	Award Levels
Less than the 25th percentile	0%
25th percentile (Threshold)	25%
50th percentile (Target)	100%
75th percentile (Superior)	200%

Consistent with the LTI grant mix used in past years, in February 2014, the Committee approved a grant of PSUs to our named executive officers, as follows:

2014 PSU Grants
Name	(Threshold 25%)	(Target 100%)	(Superior 200%)
Luther C. Kissam IV	9,399 Units	37,594 Units	75,188 Units
Scott A. Tozier	2,115 Units	8,460 Units	16,920 Units
D. Michael Wilson	1,410 Units	5,640 Units	11,280 Units
Karen G. Narwold	1,410 Units	5,640 Units	11,280 Units
Matthew K. Juneau	1,410 Units	5,640 Units	11,280 Units

Half of any shares earned will vest in early 2017 at the time the Committee evaluates the three-year relative TSR performance against the performance of the TSR Peer Group. The other half will vest on January 1, 2018.

Performance-Based RSU Grant

In February 2014, the Committee approved a special one-time performance based RSU award linked to a two-year reduction in working capital goal. The Committee’s rationale in granting this award was:

•	With the change in the LTI plan from a two- to a three-year performance period, the Committee was concerned that the compensation that participants would receive in 2016 and 2017 would decline (assuming target performance is achieved) because the vesting period was also lengthened. This one-time transition grant was intended to bridge this gap, helping to ensure the retention of our named executive officers.

•	The grant is performance based, earned only if significant improvements in our working capital are achieved. The required performance levels represent material and substantial improvement over our current performance.

•	The Committee believes that freeing up working capital has a direct impact on our operating efficiency and our ability to finance growth at the lowest cost. This will lead to an increase in our shareholder value.

Superior level performance will be achieved by decreasing working capital (measured at the end of the 2015 fiscal year) to 24.5% of 2015 revenues or less. Achievement of the Superior level performance will result in 100% of the award being earned. Decreasing working capital (measured at the end of the 2015 fiscal year) to 26.0% of 2015 revenues or less will result in 75% of the award being earned. In any other event, 50% of the award will be earned. Awards for performance between the specified performance measures will be interpolated.

Working Capital Level	Earned Award Levels
27.8% or greater	50%
26%	75%
24.5% or less	100%

Grants of performance-based RSUs to our named executive officers were as follows:

2014 Performance-Based Restricted Stock Units
Name	(Threshold 50%)	(Target 75%)	(Superior 100%)
Luther C. Kissam IV	18,797 Units	28,196 Units	37,594 Units
Scott A. Tozier	3,760 Units	5,640 Units	7,520 Units
D. Michael Wilson	2,820 Units	4,230 Units	5,640 Units
Karen G. Narwold	2,820 Units	4,230 Units	5,640 Units
Matthew K. Juneau	2,820 Units	4,230 Units	5,640 Units

Stock Option Grants

In February 2014, the Committee approved a grant of stock options to our named executive officers, as follows:

Names	2014 Stock Options
Luther C. Kissam IV	81,801
Scott A. Tozier	18,405
D. Michael Wilson	12,270
Karen G. Narwold	12,270
Matthew K. Juneau	12,270

The options have a five-year vesting period, with ratable vesting in equal thirds on the third, fourth, and fifth anniversaries of the grant.

What LTI Plan grants were made in 2015?

PSU Grants

In February 2015, the Committee approved a grant of PSUs to our named executive officers, as follows:

2015 PSU Grants
Name	(Threshold 25%)	(Target 100%)	(Superior 200%)
Luther C. Kissam IV	10,700 Units	42,798 Units	85,596 Units
Scott A. Tozier	2,408 Units	9,630 Units	19,260 Units
D. Michael Wilson	2,140 Units	8,560 Units	17,120 Units
Karen G. Narwold	1,873 Units	7,490 Units	14,980 Units
Matthew K. Juneau	1,605 Units	6,420 Units	12,840 Units

Consistent with the approach adopted in 2014, the 2015 PSU grant is based on Albemarle’s relative TSR as measured over a three-year performance period. TSR is calculated by dividing (a) the sum of the dividends paid during the performance period and the difference between the twenty-day average daily closing price of the Company’s shares at the end and the beginning of the measurement period, by (b) the twenty-day average daily closing price of the Company’s common shares at the beginning of the performance period. The Company’s TSR is compared to the TSR of the companies in the Dow Jones Chemical Index as of February 2015 (the “TSR Peer Group”) calculated on the same basis. The Threshold performance level for the PSU grant is set at the 25th percentile of the TSR Peer Group and the Target performance level for the PSU grant is the 50th percentile of the TSR Peer Group.

Superior performance is set at the 75th percentile of the TSR Peer Group results. Performance at or above the Superior level will earn two times the Target level award. For performance that does not reach the Threshold level, no award will be earned. Performance between the Threshold and Target levels, and between Target and Superior levels, will be interpolated. These award levels are illustrated on the following table:

TSR Relative to TSR Peer Group	Award Levels
Less than the 25th percentile	0%
25th percentile (Threshold)	25%
50th percentile (Target)	100%
75th percentile (Superior)	200%

Half of any shares earned will vest in early 2018 at the time the Committee evaluates the three-year relative TSR performance against the performance of the TSR Peer Group. The other half will vest on January 1, 2019.

Stock Option Grants

In February 2015, the Committee approved a grant of stock options to our named executive officers, as follows:

Names	2015 Stock Options
Luther C. Kissam IV	99,195
Scott A. Tozier	22,320
D. Michael Wilson	19,839
Karen G. Narwold	17,361
Matthew K. Juneau	14,880

These options vest over a five-year period, with ratable vesting in equal thirds on the third, fourth, and fifth anniversaries of the grant date. Option awards were granted to provide an incentive to drive share price growth during the performance period and beyond.

What other benefits does the Company provide to named executive officers?

The Company provides named executive officers with the same benefits provided to other Albemarle employees including:

•	Health and dental insurance (Company pays a portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in the Savings Plan, including Company matching and defined contribution pension contributions;

•	Participation in Albemarle Corporation Pension Plan (“Pension Plan”), for those executives hired prior to 2004; and

•	Matching charitable contributions.

Executive Deferred Compensation Plan (“EDCP”)

We maintain a deferred compensation plan that covers executives who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as our Savings plan). We maintain this plan in order to be competitive and because we want to encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of cash incentive awards. We also provide for employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees but that cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan.

Defined Benefit Plan

Until April 1, 2004, we maintained a traditional tax-qualified defined benefit pension plan. In 2004, we implemented a new defined contribution pension benefit in our tax-qualified Savings Plan for all non-represented employees hired on or after April 1, 2004, and limited participation in the defined benefit pension plan to then-current participants. Mr. Kissam and Mr. Juneau joined the Company prior to April 1, 2004, and, as such, participated in the defined benefit pension plan. We also maintain a supplemental executive retirement plan (“SERP”) to provide participants with the difference between (i) the benefits they would actually accrue under the qualified defined benefit pension plan but for the maximum compensation and benefit limitations under the Code, and (ii) the benefits actually accrued under the qualified plan, which are subject to the Code’s compensation and benefit limits. Certain provisions of the SERP also permit the Committee to award key executives additional pension credits related to offset reduction in the qualified defined benefit pension plan as a mid-career hire. This provision was also limited to then-current participants in 2004 concurrent with the qualified plan changes.

In 2012, the Company announced that it was freezing accruals in the above-referenced tax-qualified and non-qualified (SERP) defined benefit plans effective December 31, 2014. Beginning on January 1, 2013, all of our named executive officers, regardless of hire date, participate in the same tax-qualified Savings Plan and non-qualified defined contribution plan (EDCP). A special defined benefit accrual is being provided to participating employees at all levels during the two-year transition period (2013 – 2014) which includes an offsetting calculation to ensure that participants do not receive double benefits in both the defined benefit and defined contribution plans during this period.

Beginning on January 1, 2013, the new defined contribution plan design provides all participating employees the opportunity to receive a Company contribution of eleven percent of their base and bonus earnings for the calendar year if they contribute at least nine percent of their base and bonus earnings to the Savings Plan. Such Company contributions go into the tax-qualified Savings Plan up to the compensation and benefit limitations under the Code, and after that are credited to an EDCP account.

Perquisites

Our perquisites are intended to be limited in nature, and are focused in areas directly related to a business purpose, or in helping to foster the health, security and well being of our senior executives for the benefit of the Company.

In some cases, we have determined it is appropriate for executives to belong to a golf or social club, so that the executives have a venue in which to entertain customers, and to interact with members of their communities.

When an executive is required to geographically relocate in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is also offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group, and more broadly, in the general marketplace.

We also offer limited reimbursement for executive physical exams and financial planning. Our policy is to not provide tax gross-ups on such amounts to named executive officers.

What are our arrangements for post-termination payments?

We believe that we should provide reasonable severance benefits if an executive’s position is eliminated in the event of a change in control or, in the absence of a change in control, in certain other circumstances. It is our belief that the interests of shareholders are best served if the interests of our executives are aligned with their interests by virtue of this protection. We also believe that providing these benefits helps to facilitate the recruitment of talented executives, and that, relative to the overall value of any potential transaction, these potential benefits are appropriately sized.

Pursuant to this philosophy, the Company maintains the Severance Pay Plan (“SPP”) to provide severance payments to certain of our employees upon either (i) a termination of employment without cause in the absence of a change in control by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment by the Company without cause or if the employee elects not to relocate if requested to do so following a change in control. For our named executive officers, the SPP provides severance payments only in the absence of a change in control upon (i) a termination of employment without cause by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment pursuant to a good reason for resignation as defined in the SPP.

Severance payments to our named executive officers that are terminated in the event of a change in control are provided under their individual severance compensation agreements. The Company has entered into severance compensation agreements with each of Mr. Kissam, Mr. Tozier, Mr. Wilson, Ms. Narwold and Mr. Juneau. All of the agreements but Mr. Kissam’s were entered into between 2011 and 2015, and include different provisions (described below) than does Mr. Kissam’s older agreement.

The Committee periodically reviews these post-employment compensation arrangements, taking into consideration current external practices. The Committee has determined that both the terms and the payout levels are currently appropriate to accomplish the stated objective of each arrangement. The Committee considered the non-competition agreement that the Company would receive from the named executive officer in exchange for any post-employment termination benefits. The Committee believes that these arrangements are generally consistent with those arrangements being offered by the Peer Group. As a result, the Committee believes that the payout amounts under each of the arrangements are necessary to remain competitive in attracting and retaining executive talent and are reasonable compared to the benefits they provide to the Company.

As part of its analysis, the Committee annually projects potential severance payments including the tax gross-up (if any) on potential severance payments. At the end of 2014, the arrangement with Mr.

Kissam provided for a tax gross-up in the event an excise tax is imposed on change in control payments, capped at a maximum of $3 million. The agreements for the other named executive officers do not provide for any such tax gross-up payments. In early 2015, in order to place himself in the same position as the other named executive officers and to align with what are considered best governance practices in this area, Mr. Kissam and the Committee agreed to eliminate the capped tax gross-ups provision in his change of control agreement. Going forward, the Committee does not intend to provide any provision for tax-gross up payments in future change in control agreements. For additional information with respect to these arrangements, please see “Compensation of Executive Officers — Agreements with Executive Officers and Other Potential Payments upon Termination or a Change in Control” on page 70.

ADDITIONAL INFORMATION

We believe this additional information may assist you in better understanding our compensation practices and principles.

Role of the Committee and the CEO

The Committee, consisting entirely of independent Directors, is responsible for executive compensation. As part of the compensation-setting process each year, the Committee meets periodically with the CEO and the Senior Vice President, Human Resources to review a list of corporate performance goals and receives comments from members of the Board of Directors. The CEO recommends to the Committee the compensation amounts for each of our named executive officers, other than himself. The Committee has retained an independent compensation consultant, PM&P, to provide advice on best practices and market developments. The CEO, the Senior Vice President, Human Resources, Human Resources staff members and the Committee’s consultant attend Committee meetings and make recommendations regarding plan design and levels of compensation. However, only Committee members make decisions regarding executive compensation.

While the Committee will ask for advice and recommendations from management and PM&P, the Committee is responsible for executive compensation and as such:

•	Sets named executive officer base salaries;

•	Reviews financial and operational goals, performance measures and strategic and operating plans for the Company;

•	Establishes specific goals, objectives and potential rewards for the AIP and LTI plans;

•	Reviews annual and long-term performance against goals and objectives and approves payment of any incentive earned;

•	Reviews contractual agreements and benefits, including supplemental retirement and any payments that may be earned upon termination, and makes changes as appropriate;

•	Reviews incentive plan designs and makes changes as appropriate; and

•	Reviews total compensation to ensure compensation earned by named executive officers is fair and reasonable relative to corporate and individual performance.

Role of Compensation Consultant

The Committee retained PM&P to provide independent advice to the Committee. PM&P gathers and analyzes data at the direction of the Committee, advises the Committee on compensation standards and trends, and assists in the development of policies and programs. The Committee directs, approves and evaluates PM&P’s work in relation to all executive compensation matters. The Committee considers PM&P to be independent from our management pursuant to SEC standards. Please see “Independence of the Executive Compensation Consultant” on page 16.

The Committee regularly meets with PM&P without management present. PM&P periodically meets with management, participates in Committee meetings throughout the year, reviews materials in advance, consults with the Chairperson of the Committee, provides to the Committee additional data on market trends and compensation design, and assesses recommendations for base salary and annual incentive awards for our named executive officers. PM&P may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee, but this has not occurred to date. All work completed by PM&P, whether for the Committee or management, is subject to the approval of the Committee. The Committee does not delegate authority to PM&P.

Deductibility of Compensation

In determining the total compensation of each named executive officer, the Committee considers the tax deductibility of compensation. The Committee believes it is in our best interest and that of our shareholders to provide compensation that is tax deductible by the Company. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

Clawbacks

The Plan contains a forfeiture and recoupment policy provision for cash and equity awards paid to an awardee (including named executive officers and other recipients) in the event of a restatement of financial results due to the misconduct of the awardee or the failure of the awardee to prevent such misconduct. Awards can also be cancelled, forfeited, reduced, or recouped upon the occurrence of certain specified events, such as termination of employment for cause, violation of Company policies, breach of noncompetition or confidentiality covenants, or other conduct by an employee that is detrimental to the business or reputation of the Company.

Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by the SEC pursuant thereto, we are including a proposal in this Proxy Statement for a non-binding advisory resolution approving the compensation of our named executive officers for 2014. The vote on this proposal will be non-binding on the Board of Directors and will not be construed as overruling a decision by the Board of Directors. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote as it may deem appropriate when making such future decisions with respect to executive compensation.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

John Sherman Jr., Chair
J. Kent Masters
Harriett Tee Taggart

April 6, 2015

COMPENSATION OF EXECUTIVE OFFICERS

Total Compensation of Our Named Executive Officers

The following table presents information for the fiscal years ended December 31, 2014, 2013 and 2012 relating to total compensation of our CEO, CFO, and three other highest paid executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards (2)		Option Awards(2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Luther C. Kissam IV President and CEO	2014	$800,000	$—		$5,005,028	(3)	$1,600,028	$677,600		$2,092,661	$132,141	$10,307,458
	2013	800,000	—		2,400,060	(4)	1,600,014	88,000		405,686	128,594	5,422,354
	2012	800,000	—		1,818,850	(5)	1,180,000	314,000		2,310,151	126,285	6,549,286

Scott A. Tozier Senior Vice President, CFO	2014	457,596	—		1,069,366	(3)	360,002	425,000		—	75,738	2,387,702
	2013	443,750	—		480,025	(4)	320,003	27,000		—	88,677	1,359,455
	2012	418,750	—		436,524	(5)	290,000	100,000		—	145,642	1,390,916

D. Michael Wilson Senior Vice President, President Catalyst Solutions	2014	420,000	250,000	(1)	750,874	(3)	240,001	240,000		—	142,963	2,043,838
	2013	106,615	—		478,864	(4)	1,000,004	6,300	(6)	—	5,726	1,597,509

Karen G. Narwold Senior Vice President, General Counsel, Corporate and Government Affairs, Corporate Secretary	2014	415,000	—		750,874	(3)	240,001	375,000		—	78,002	1,858,877
	2013	397,000	—		360,035	(4)	240,012	24,000		—	75,494	1,096,541
	2012	384,750	—		662,048	(5)	250,000	91,000		—	109,640	1,497,438

Matthew K. Juneau Senior Vice President, President Performance Chemicals	2014	361,167	—		750,874	(3)	240,001	185,000		863,749	60,341	2,461,132
	2013	325,250	—		300,040	(4)	200,007	19,620		(87,530)	48,170	805,557
	2012	315,000	—		589,294	(5)	194,000	75,000		311,862	61,224	1,546,380

(1)	Salary amounts include cash compensation earned by each named executive officer during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the Savings Plan and/or deferred at the election of the named executive officer into the EDCP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2014, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” on page 69. Mr. Wilson’s 2013 salary amount represents a partial year since Mr. Wilson was hired on September 30, 2013. As part of Mr. Wilson’s hiring package, he received a cash sign on bonus of $250,000 in 2014.
(2)	The amount represents the aggregate grant date fair value of stock or option award(s) recognized in the fiscal year in accordance with FASB ASC Topic 718. This amount does not reflect our accounting expense for these award(s) during the year and does not correspond to the actual cash value that will be recognized by the named executive officer when received. For assumptions for 2014 awards, please see Note 15 to our Consolidated Financial Statements beginning on page 83 of the Annual Report for the fiscal year ended December 31, 2014. For assumptions for 2013 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 79 of the Annual Report for the fiscal year ended December 31, 2013. For assumptions for 2012 awards, please see Note 14 to our Consolidated Financial Statements beginning on page 73 of our Annual Report for the fiscal year ended December 31, 2012. Information on individual equity awards granted to each of the named executive officers in fiscal year 2014 is set forth in the section entitled “Grants of Plan-Based Awards” on page 60.

(3)	Amounts for fiscal year 2014 include PSU awards with a performance measure of Total Shareholder Return calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2014 PSU award is 200% of Target level. The aggregate grant fair value at the Superior level of 200% for each of the named executive officers is: Mr. Kissam $5,455,168; Mr. Tozier $1,227,609; Mr. Wilson $818,406; Ms. Narwold $818,406; Mr. Juneau $818,406, assuming a fair value per share of $72.5537 using the Monte Carlo valuation method. Also includes Performance-Based Restricted Stock Units calculated at 100% of Target level with a grant date fair value of: Mr. Kissam $2,277,445; Mr. Tozier $455,562; Mr. Wilson $341,671; Ms. Narwold $341,671; Mr. Juneau $341,671 assuming a price per share of $60.58, which represents the closing price of our Common Stock on the date of grant that is discounted for the non-payment of dividends.
(4)	Amounts for fiscal year 2013 include PSU awards calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2013 PSU award is 200% of Target level. The aggregate grant fair value at the Superior level of 200% for each of the named executive officers is: Mr. Kissam $4,800,120; Mr. Tozier $960,050; Ms. Narwold $720,070; and Mr. Juneau $600,080. Also includes an October 2013 Restricted Stock Unit award granted to Mr. Wilson of 7,430 shares with a grant date fair value of $478,864 assuming a price per share of $64.45, which represents the closing price of our Common Stock on the date of grant that is discounted for the non-payment of dividends.
(5)	Amounts for fiscal year 2012 include PSU awards calculated at 100% of Target level. The maximum amount payable for Superior level performance on our 2012 PSU award is 200% of Target level. The aggregate grant fair value at the Superior level of 200% for each of the named executive officers is: Mr. Kissam $3,637,700; Mr. Tozier $873,048; Ms. Narwold $753,996; and Mr. Juneau $608,488. Also includes a December 2012 Restricted Stock Unit award granted to Ms. Narwold and Mr. Juneau of 5,000 shares each with a grant date fair value of $285,050 each assuming a price per share of $57.01, which represents the closing price of our Common Stock on the date of grant that is discounted for the non-payment of dividends.
(6)	Mr. Wilson’s 2013 Non-Equity Incentive Plan Compensation was prorated due to his hire date in September 2013.
(7)	Includes the actuarial increases in the present values of the named executive officers’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 18 to our Consolidated Financial Statements beginning on page 89 of the 2014 Annual Report.

(8)	All other compensation amounts include:

Name	Year	Company Contributions to Albemarle 401K Plan	Company Contributions to Defined Contribution Retirement Benefit in Savings Plan		Company Contributions to Nonqualified Deferred Compensation Plan		Dividends Paid on Restricted Stock	Country Club Dues	Executive Physical Exam	Executive Supplemental LTD	Other		Total

Luther C. Kissam IV	2014	$12,650	$13,000		$72,030		$—	$11,314	$3,300	$1,784	$18,063	(b)(f)	$132,141
	2013	12,575	12,750		97,215		—	—	—	1,784	4,270	(g)	128,594
	2012	12,500	20,500	(a)	81,688	(a)	6,250	—	—	1,784	3,563	(b)	126,285

Scott A. Tozier	2014	12,650	13,000		29,707		2,000	—	3,146	1,499	13,736	(b)	75,738
	2013	12,575	12,750		31,938		9,333	—	2,859	1,499	17,723	(b)	88,677
	2012	12,500	12,500		41,125		14,375	—	4,308	1,499	59,335	(b)(e)	145,642

D. Michael Wilson	2014	12,650	13,000		21,243		—	—	4,156	1,224	90,690	(b)(c)	142,963
	2013	—	5,331		—		—	—	—	—	395	(d)	5,726

Karen G. Narwold	2014	12,650	13,000		22,640		—	—	1,926	1,837	25,949	(b)(c)	78,002
	2013	12,575	12,750		25,805		4,600	—	2,406	1,837	15,521	(b)	75,494
	2012	12,500	12,500		33,475		6,750	—	3,906	1,837	38,672	(e)	109,640

Matthew K. Juneau	2014	12,650	13,000		16,237		—	—	—	1,454	17,000	(b)	60,341
	2013	12,575	12,750		18,703		—	—	2,288	1,454	400		48,170
	2012	12,500	20,500		24,120		—	—	2,650	1,454	—		61,224

(a)	Amount for Mr. Kissam represents a one-time special employer contribution into the defined contribution pension benefit (“DCPB”) account which is part of our defined contribution Savings Plan ($20,500) and into the nonqualified EDCP ($54,188) for the amount of this contribution that exceeded the IRS limits. This one-time special employer contribution was made for active participants in the defined benefit pension plan as part of the defined benefit pension plan redesign. Please see “Retirement Benefits” on page 67 for further information.
(b)	Amounts represent personal financial consulting expenses paid by the Company on behalf of the named executive officers. The amount of expense paid in 2014 for Mr. Kissam ($16,385), Mr. Tozier ($13,736), Mr. Wilson ($16,671), Ms. Narwold ($13,837), and Mr. Juneau ($17,000) did not include any tax gross-ups. The amount of expense paid in 2013 for Mr. Tozier ($17,723), and Ms. Narwold ($15,521) did not include any tax gross-ups. The amount of expense paid in 2012 for Mr. Kissam ($3,563), and Mr. Tozier ($18,640) did not include any tax gross-ups.
(c)	Includes relocation expenses for Mr. Wilson of $74,019 for a lump sum allowance, which includes $24,019 of tax gross-up pursuant to the Albemarle relocation policy. Also includes relocation expenses for Ms. Narwold of $12,112 relating to new home costs, which includes $2,791 of tax gross-up pursuant to the Albemarle relocation policy.
(d)	Includes relocation expenses for Mr. Wilson of $395, which includes $143 of tax gross-up pursuant to the Albemarle relocation policy.
(e)	Includes relocation expenses for Mr. Tozier of $740 relating to storage costs, which includes $307 of tax gross-up pursuant to the Albemarle relocation policy; and $39,956 for non-taxable relocation expenses relating to moving household goods. Includes relocation expenses for Ms. Narwold of $38,672 relating to temporary living, which includes $16,049 of tax gross-up pursuant to the Albemarle relocation policy.
(f)	Includes $1,678 for personal use of Company aircraft, which did not include a tax gross up.
(g)	Includes $4,270 for personal use of Company aircraft, which did not include a tax gross-up.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Executive Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all employee, including non-executive, compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. At the Executive Compensation Committee’s direction, our Senior Vice President of Human Resources and her staff, together with our Chief Risk and Compliance Officer and a member of our internal audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of each compensation program based on the following categories: (i) performance measures, (ii) funding, (iii) performance period, (iv) pay mix, (v) goal setting and leverage, and (vi) controls and processes.

The Executive Compensation Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk taking. The Executive Compensation Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Executive Compensation Committee considered the attributes of our programs, including:

•	The balance between annual and longer-term performance opportunities;

•	Alignment of our programs with business strategies focused on long-term growth and sustained shareholder value;

•	Dependence upon the achievement of specific corporate and individual performance goals that are objectively determined with verifiable results. These corporate goals include both financial and stewardship metrics (such as achievement of environmental, health and safety goals) and have pre-established threshold, target and maximum award limits;

•	The Executive Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Stock ownership guidelines that are reasonable and align executives’ interests with those of our shareholders; and

•	Forfeiture and recoupment policy provisions in the Plan for cash and equity awards paid to named executive officers and other recipients in the event there is a restatement of incorrect financial results and upon the occurrence of certain specified events.

Grants of Plan-Based Awards

The Plan serves as the core program for the performance-based compensation components of our named executive officers’ total compensation. In early 2008, our shareholders approved the Plan, which defines the incentive arrangements for eligible participants and:

•	Authorizes the granting of annual cash incentive awards, stock options, stock appreciation rights, performance shares, restricted stock, restricted stock units and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Executive Compensation Committee;

•	Provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant under the Plan.

With the exception of significant promotions and new executive hires, grants generally are made at the first meeting of the Executive Compensation Committee each year following the availability of the financial results for the prior year. Our last awards made to our named executive officers were made on February 24, 2012, for the 2012 LTI, February 22, 2013, for the 2013 LTI, and February 24, 2014, for the 2014 LTI. These awards consisted of stock options, PSUs and RSUs. The 2012 awards of stock options vest ratably over the three years from the grant date whereas the 2013 and 2014 awards of stock options have been lengthened to ratably vest on the third, fourth, and fifth anniversaries of the grant date. The awards of PSUs and RSUs vest 50% at the time the Executive Compensation Committee determines the performance relative to the goals at the end of the performance period and the remaining 50% vests on the following January 1st. The performance period for the 2012 and 2013 PSUs and 2014 RSUs is two years and for the 2014 PSUs it is a three year performance period. For additional information with respect to these awards, please see “Compensation Discussion and Analysis” beginning on page 33.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2014.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Aggregate Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Max	Threshold	Target	Max
		($)	($)	($)	(# of shares)	(# of shares)	(# of shares)	(# of shares)	(# of shares)		($/Sh)	($)

Luther C. Kissam IV		$0	$880,000	$2,640,000
	2/24/2014				9,399	37,594	75,188					$2,727,584	(2)
	2/24/2014				18,797	28,196	37,594					$2,277,445	(3)
	2/24/2014								81,801	(4)	$63.84	$1,600,028	(4)

Scott A. Tozier		$0	$363,750	$1,091,250
	2/24/2014				2,115	8,460	16,920					$613,804	(2)
	2/24/2014				3,760	5,640	7,520					$455,562	(3)
	2/24/2014								18,405	(4)	$63.84	$360,002	(4)

D. Michael Wilson		$0	$294,000	$882,000
	2/24/2014				1,410	5,640	11,280					$409,203	(2)
	2/24/2014				2,820	4,230	5,640					$341,671	(3)
	2/24/2014								12,270	(4)	$63.84	$240,001	(4)

Karen G. Narwold		$0	$252,000	$756,000
	2/24/2014				1,410	5,640	11,280					$409,203	(2)
	2/24/2014				2,820	4,230	5,640					$341,671	(3)
	2/24/2014								12,270	(4)	$63.84	$240,001	(4)

Matthew K. Juneau		$0	$269,500	$808,500
	2/24/2014				1,410	5,640	11,280					$409,203	(2)
	2/24/2014				2,820	4,230	5,640					$341,671	(3)
	2/24/2014								12,270	(4)	$63.84	$240,001	(4)

(1)	For additional information with respect to the AIP and PSU awards, please see “Compensation Discussion and Analysis” beginning on page 33.
(2)	Reflects the full grant date fair market value of the PSU award made February 24, 2014, with a performance measure of TSR calculated at 100% of Target level that vests 50% in 2017 and 50% in 2018 if the performance metrics are met. Assumes a fair value per share of $72.5537 using the Monte Carlo valuation method.
(3)	Reflects the full grant date fair market value of the Performance-Based Restricted Stock Unit award made February 24, 2014, that vests 50% in 2016 and 50% in 2017 if the performance metrics are met. This value is based on the maximum payout amount and assumes a price per share of $60.58, which represents the closing price of our Common Stock on the date of grant that is discounted for the non-payment of dividends.
(4)	On February 24, 2014, the Executive Compensation Committee approved grants of 81,801, 18,405, 12,270, 12,270, and 12,270 options to Mr. Kissam, Mr. Tozier, Mr. Wilson, Ms. Narwold, and Mr. Juneau, respectively, under the Plan. Assumes a fair value per share of $19.56 under the Black Scholes fair value model. The exercise price of each stock option is $63.84, which represents the closing price of our Common Stock as of the date of the grants. The options will vest in three increments on the third, fourth, and fifth anniversaries of the date of grant, or February 24, 2017, 2018 and 2019. The expiration date of the options is ten years from date of grant. If the individual terminates employment with us for any reason prior to the full vesting of such award, the unvested portions of such award will be forfeited. However, if the individual retires, becomes disabled, or dies after the first anniversary of the grant date, then the individual will become vested in a pro-rata portion of the stock options at that time.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, non-vested stock (including restricted stock, restricted stock units or performance units) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Grant Date(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Luther C. Kissam IV	100,000		1-Apr-09	$22.45	31-Mar-19
	36,000		12-Mar-10	$41.94	11-Mar-20
	40,000		31-Jan-11	$56.16	30-Jan-21
	39,334	19,666	24-Feb-12	$66.14	23-Feb-22
		82,390	22-Feb-13	$65.00	21-Feb-23
		81,801	24-Feb-14	$63.84	23-Feb-24
										4,538	(3)	$272,870	(3)
										12,185	(4)	$732,684	(4)
										37,594	(5)	$2,260,527	(5)
										37,594	(6)	$2,260,527	(6)
Scott A. Tozier	25,000		31-Jan-11	$56.16	30-Jan-21
	9,667	4,833	24-Feb-12	$66.14	23-Feb-22
		16,478	22-Feb-13	$65.00	21-Feb-23
		18,405	24-Feb-14	$63.84	23-Feb-24
										1,089	(3)	$65,482	(3)
										2,437	(4)	$146,537	(4)
										8,460	(5)	$508,700	(5)
										7,520	(6)	$452,178	(6)
D. Michael Wilson		47,870	18-Oct-13	$67.30	17-Oct-23
		12,270	24-Feb-14	$63.84	23-Feb-24
						4,953	(8)	$297,824	(8)
										5,640	(5)	$339,133	(5)
										5,640	(6)	$339,133	(6)
Karen G. Narwold	30,000		13-Sep-10	$42.13	12-Sep-20
	11,500		31-Jan-11	$56.16	30-Jan-21
	8,334	4,166	24-Feb-12	$66.14	23-Feb-22
		12,359	22-Feb-13	$65.00	21-Feb-23
		12,270	24-Feb-14	$63.84	23-Feb-24
						5,000	(7)	$300,650	(7)
										941	(3)	$56,582	(3)
										1,828	(4)	$109,918	(4)
										5,640	(5)	$339,133	(5)
										5,640	(6)	$339,133	(6)
Matthew K. Juneau	12,000		12-Mar-10	$41.94	11-Mar-20
	10,400		31-Jan-11	$56.16	30-Jan-21
	6,467	3,233	24-Feb-12	$66.14	23-Feb-22
		10,299	22-Feb-13	$65.00	21-Feb-23
		12,270	24-Feb-14	$63.84	23-Feb-24
						5,000	(7)	$300,650	(7)
										759	(3)	$45,639	(3)
										1,523	(4)	$91,578	(4)
										5,640	(5)	$339,133	(5)
										5,640	(6)	$339,133	(6)

(1)	The vesting dates for the stock options outstanding are as follows per option grant date:

1-Apr-09	Cliff vested on third anniversary of grant date, or April 1, 2012

12-Mar-10	Vested in three increments on the first, second and third anniversaries of the date of grant, or March 12, 2011, 2012 and 2013

13-Sep-10	Cliff vested on third anniversary of grant date, or September 13, 2013

31-Jan-11	Vested in three increments on the first, second and third anniversaries of the date of grant, or January 31, 2012, 2013 and 2014 (except for Mr. Tozier’s stock option award which cliff vested on third anniversary of grant date, or January 31, 2014)

24-Feb-12	Vests in three increments on the first, second and third anniversaries of the date of grant, or February 24, 2013, 2014 and 2015

22-Feb-13	Vests in three increments on the third, fourth, and fifth anniversaries of the date of grant, or February 22, 2016, 2017 and 2018

18-Oct-13	Cliff vests on the third anniversary of grant date, or October 18, 2016.

24-Feb-14	Vests in three increments on the third, fourth, and fifth anniversaries of the date of grant, or February 24, 2017, 2018 and 2019

(2)	Based on the closing price per share of Common Stock on December 31, 2014, which was $60.13.
(3)	Reflects a PSU award grant in 2012 that vested 50% in 2014 with the remaining 50% vesting on January 1, 2015. Assumes 100% vesting of the award at a 33% Trigger level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 33.
(4)	Reflects a PSU award grant in 2013 that vests 50% in 2015 with the remaining 50% vesting on January 1, 2016. Assumes 100% vesting of the award at a 33% Trigger level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 33.
(5)	Reflects a PSU award granted in 2014 that if earned will vest 50% in 2017 with the remaining 50% vesting on January 1, 2018. Assumes 100% vesting of the award at a 100% Target level. The PSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the PSU awards, please see “Compensation Discussion and Analysis” beginning on page 33.
(6)	Reflects a RSU award granted in 2014 that if earned will vest 50% in 2016 with the remaining 50% vesting on January 1, 2017. Assumes 100% vesting of the award at a 100% Superior level. The RSU award converts 1-for-1 into shares of our Common Stock upon vesting. For further information on the RSU awards, please see “Compensation Discussion and Analysis” beginning on page 33.
(7)	Reflects a grant of 5,000 restricted stock units granted on December 12, 2012, that cliff vests on the third anniversary of the date of grant, December 12, 2015. The restricted stock unit awards convert 1-for-1 into shares of our Common Stock upon vesting.
(8)	Reflects a grant of 7,430 restricted stock units granted on October 18, 2013, that vests in three equal installments on the first, second and third anniversaries of the date of grant, or October 18, 2014, 2015, and 2016.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of stock (including restricted stock, restricted stock units or performance units) for the named executive officers during the fiscal year ended December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Luther C. Kissam IV	—	$—	19,000	$1,204,410	(1)
	—	—	4,538	289,706	(2)
Scott A. Tozier	—	—	10,000	633,900	(1)
	—	—	8,333	538,478	(3)
	—	—	1,089	69,522	(2)
D. Michael Wilson	—	—	2,477	135,219	(4)
Karen G. Narwold	—	—	6,000	380,340	(1)
	—	—	941	60,073	(2)
Matthew K. Juneau	—	—	5,100	323,289	(1)
	—	—	759	48,455	(2)

(1)	A PSU award granted in 2011 vested on January 1, 2014. The value realized on vesting was calculated using a value of $63.39 per share, which was the closing price of our Common Stock on the NYSE on December 31, 2013. This represents the final 50% of the award based on meeting certain performance requirements.
(2)	A PSU award granted in 2012 vested on February 24, 2014. The value realized on vesting was calculated using a value of $63.84 per share, which was the closing price of our Common Stock on the NYSE on February 24, 2014. This represents 50% of the award. The remaining 50% vested on January 1, 2015.
(3)	The third increment of 8,333 shares out of a total of 25,000 shares of restricted stock granted on January 31, 2011 vested on January 31, 2014. The award vested in three equal increments as of the first, second, and third anniversaries of the date of grant, or January 31, 2012, 2013, and 2014, respectively. The amount shown is using a value of $64.62 per share, which was the closing price of our Common Stock on the NYSE on January 30, 2014.
(4)	Reflects the vesting of the first increment of 2,477 out of a total 7,430 restricted stock units granted on October 18, 2013 that vests in three equal increments as of October 18, 2014, October 18, 2015 and October 18, 2016, respectively. The amount shown is using a value of $54.59 per share, which was the closing price of our Common Stock on the NYSE on October 17, 2014.

Retirement Benefits

Pension Benefits Table

In 2004, we implemented a new defined contribution retirement pension benefit (“DCPB”) in the Savings Plan for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continued to participate in our defined benefit pension plan.

On October 1, 2012, the Board of Directors approved an amendment to our retirement plans to freeze accrued benefits in the Pension Plan and Albemarle Corporation Supplemental Executive Retirement Plan (“SERP”) effective December 31, 2014, and to provide for non-represented employees hired before April 1, 2004 who are participants in the Pension Plan to (i) become eligible for the DCPB in the Savings Plan effective January 1, 2013, and (ii) receive a one-time employer discretionary contribution in the Savings Plan in December 2012. In addition, the Board of Directors authorized application of a higher benefit formula for calculating accrued benefits in 2013 and 2014 only, as well as including an offset factor that would be applied to accrued benefits earned in 2013 and 2014.

The following table presents information concerning the Pension Plan and the SERP. The Pension Plan provides for payments or other benefits to our named executive officers at, following, or in connection with retirement. To the extent benefits under the Pension Plan exceed limits imposed under applicable provisions of the Code, they will be paid under the SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(2)(4)	Payments During Last Fiscal Year ($)
Luther C. Kissam IV	Pension Plan	11.3325	(1)	$431,013	—
	SERP(3)	11.2500	(1)	$6,616,088	—
Scott A. Tozier	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
D. Michael Wilson	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Karen G. Narwold	Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
Matthew K. Juneau	Pension Plan	32.6650		$1,512,640	—
	SERP(3)	32.6650		$1,164,228	—

(1)	The differences in service between the Pension Plan and the SERP are generally due to rounding differences. The qualified plan bases credited service on hours worked during the year, whereas the SERP special 4% pension benefit bases credited service on the completed years and months of employment.
(2)	For the Pension Plan, pension earnings are limited by the 401(a)(17) pay limit. A temporary supplemental early retirement allowance of $5 per month per year of service is payable from the Pension Plan for participants who retire at age 60 with at least 15 years of service. SERP pay for the special 4% benefit includes 100% of cash incentive bonuses paid during the year.
(3)	All named individuals are vested in their SERP benefits.
(4)	The present value of accumulated benefits including supplements, if any, is based on the actuarial present value of benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following assumptions were used to determine the above present values:

•	Discount rates of 4.79% and 3.66% as of December 31, 2013, and 2014, respectively;

•	Payment form of a life annuity with a 60-month guarantee of payments from the qualified Pension Plan, and a lump sum from the SERP; and

•	Mortality based on the RP2000 combined healthy table with mortality improvements projected to 2014 and RP2014 healthy annuitant with MP2014 generational projection scales, respectively.

The benefit formula under the Pension Plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive awards paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. Benefits under the Pension Plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table (other than short service benefits under the SERP) are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan. The SERP is a nonqualified defined benefit pension plan that provides eligible individuals the difference between the benefits they would actually accrue under the qualified Pension Plan but for the maximum benefit and compensation limitations under the qualified plan and deferrals of their compensation under our EDCP, and the benefits they actually accrue under the qualified Pension Plan. SERP benefits are paid in a lump sum on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees, as defined under relevant law, not earlier than six months after the employee’s separation from service).

All benefits under the SERP will be immediately paid (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service) if, within 24 months following a change in control, a participant’s employment is terminated.

The SERP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Senior Vice President, Human Resources. The Board or the Executive Compensation Committee of the Board may generally amend or terminate the SERP at any time. Certain amendments to the SERP may also be approved by the Employee Relations Committee.

In 2005, we amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. In 2012, the Board of Directors further amended the SERP (i) to remove the current provisions for freezing Final Average Compensation (as defined in the SERP) on and after December 31, 2012, and (ii) to freeze all benefits under the SERP as of December 31, 2014, which is consistent with the changes under our qualified Pension Plan.

In addition to the retirement benefits provided under the Pension Plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension benefits equal to 4% of the employee’s average pay over the highest three consecutive years of service before the determination date, multiplied by the number of years of service up to 15 years, net of certain other benefits (including amounts received under the qualified and nonqualified plans). These benefits vest only after the employee has completed five years of service with us and are paid on the later of (i) age 55 (65 if the employee has not completed at least ten years of service with us) and (ii) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). All such benefits shall be paid in one lump sum payment. These benefits have been granted to Mr. Kissam.

Nonqualified Deferred Compensation

Executive Deferred Compensation Plan. Company contributions that cannot be made under our qualified Savings Plan because of limitations under the Code are credited under the EDCP. In addition to these Savings Plan’s make-up contributions, an EDCP participant may elect to defer up to 50% of base salary and/or 100% of each cash incentive award paid in a year. Such amounts are deferred and will be paid at specified payment dates or upon retirement or other termination of employment. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.

Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the Plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.

The EDCP is administered by our Employee Relations Committee, which consists of employees appointed by the CEO and the Senior Vice President, Human Resources. The Executive Compensation Committee of the Board may generally amend or terminate the EDCP at any time. Certain amendments to the EDCP may also be approved by the Employee Relations Committee.

The following table presents information concerning our named executive officers’ benefits under the EDCP.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY($)(2)	Company Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)
Luther C. Kissam IV	$—	$31,400	$4,452	$—	$389,426
Scott A. Tozier	2,700	12,163	5,509	—	141,780
D. Michael Wilson	42,000	8,315	1,151	—	65,895
Karen G. Narwold	—	8,950	225	—	99,561
Matthew K. Juneau	21,001	6,039	21,487	—	444,732

(1)	Amounts reflected are based on activities recorded by Merrill Lynch, the plan’s administrator, as of December 31, 2014.
(2)	All amounts are reported as compensation to the named executive officers in the Summary Compensation Table.
(3)	Ending balances include Saving Plan’s make-up contributions and company contributions on deferred base salary and/or cash incentive awards of the following amounts: Mr. Kissam: $40,630; Mr. Tozier: $17,545; Mr. Wilson: $12,928; Ms. Narwold: $13,690; and Mr. Juneau: $10,197.
(4)	Executive contributions included in aggregate balance that are reported as compensation to the named executive officers in the Summary Compensation Table in 2013 and 2012 are as follows: Mr. Kissam: $0 (2013) and $0 (2012); Mr. Tozier: $3,542 (2013) and $10,625 (2012); Mr. Wilson: $0 (2013) and N/A (2012); Ms. Narwold: $0 (2013) and $0 (2012); Mr. Juneau: N/A (2013) and $58,500 (2012).

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control

In December 2006, we adopted the SPP. In 2008, the Executive Compensation Committee approved and adopted revisions to the SPP. These revisions to the SPP included (i) expanding eligibility for participation to include all United States-based AIP participants, including those on expatriate assignments outside of the United States; (ii) requiring all covered participants in both the SPP and those who have severance compensation agreements to sign non-competition agreements; (iii) providing for severance pay to each named executive officer upon termination other than for cause (which may include a named executive officer’s “Resignation for Good Reason” (as that term is defined in the SPP)), prior to a change in control; and (iv) increasing the severance pay level for certain named executive officers then working for the Company to 1.5 times the amount of his annual base salary in effect prior to the termination of employment plus target cash bonus for the year.

The SPP provides for severance payments to certain of our employees upon either (i) a termination of employment without cause in the absence of a change in control, by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) a termination of employment by us without cause or if the employee elects not to relocate if requested to do so following a change in control. For purposes of the SPP, change in control has substantially the same meaning as in the severance compensation agreements. Severance payments under the SPP consist of (i) with respect to payments triggered in the absence of a change in control, 1.0 times the sum of (x) one year of the employee’s base salary in effect at the time of termination and (y) the target cash incentive award for the employee for the most recent year in which the employee participated in an annual bonus program and (ii) with respect to payments triggered following a change in control, the sum of (x) the greater of the employee’s base salary prior to the date of termination and the employee’s base salary prior to the change in control and (y) the greater of the amount of the employee’s actual cash incentive award for the year preceding the date on which the change in control occurs and the employee’s target cash incentive award for the year in which the change in control occurs.

For Mr. Kissam, the SPP provides severance payments upon a termination of employment without cause in the absence of a change in control by reason of (i) the elimination of his position, (ii) a change to our organizational structure that results in a redesign of work processes and individual responsibilities affecting two or more individuals or (iii) for any other reason other than cause, which includes Good Reason for Resignation (as defined in the SPP). Good Reason for Resignation is defined in the SPP to mean: (i) a material diminution in base compensation, (ii) a material diminution in authority, duties or responsibilities, (iii) a material diminution in the budget over which such named executive officer retains authority, (iv) a material change in the geographic location at which services are performed or (v) any other action or inaction that constitutes a material breach by us of any written employment arrangement between such named executive officer and the Company.

Severance payments under the SPP for each of our named executive officers in the absence of a change in control will be paid in a lump sum and consist of 1.0 times (1.5 times for Mr. Kissam) the sum of (i) one year of the employee’s base salary in effect at the time of termination and (ii) the target cash incentive award for the employee for the most recent year in which the employee participated in an annual bonus program.

For Mr. Kissam, Mr. Tozier, Mr. Wilson, Ms. Narwold, and Mr. Juneau, who are each a party to a severance compensation agreement as discussed below, they are only eligible to receive payments under the SPP if their employment is terminated absent a change in control (and not for cause or due to an elimination of such position). If their employment is terminated in the event of a change of control, they are eligible to receive severance payments under their severance compensation agreements, but not the SPP. We have not entered into employment agreements with any of our named executive officers. For additional information with respect to these arrangements, please see “Compensation Discussion and Analysis” beginning on page 33.

The term of the SPP is indefinite, but it may be amended or ended at any time in the absence of a change in control; after any such change in control, no amendment or termination will be effective with respect to any employee unless such employee consents. The SPP expires two years after the date of any change in control.

The estimated payments and benefits for each named executive officer still employed by the Company due to an employment termination without cause absent a change in control, assuming the triggering event took place on December 31, 2014, would be approximately as follows:

	Luther C. Kissam IV	Scott A. Tozier	D. Michael Wilson	Karen G. Narwold	Matthew K. Juneau
Estimated payments	$2,080,000	$849,000	$714,000	$672,000	$655,000

In December 2006, we approved a severance compensation program for certain of our executive officers, pursuant to which we entered into a severance compensation agreement with Mr. Kissam. The severance compensation agreement replaced compensation arrangements with Mr. Kissam that contained severance and change in control provisions.

On September 30, 2008, the Executive Compensation Committee approved and adopted revisions to the severance compensation program. These revisions included adding provisions in order to comply with Code Section 409A that, among other things, require a six-month delay in certain payments to participants following a termination of employment, and adding provisions to reflect changes in nonqualified pension plan participation for covered executives hired after 2004.

In December 2011, we entered into severance compensation agreements with Mr. Tozier and Ms. Narwold who joined the Company on January 31, 2011 and September 13, 2010, respectively. In December 2012, we entered into a severance compensation agreement with Mr. Juneau who has been with the Company since June 7, 1982. In April 2015, we entered into a severance compensation agreement with Mr. Wilson, who has been with the Company since September 30, 2013.

As of December 31, 2014, we had a total of eight executives with severance compensation agreements.

The severance compensation agreements provide that, in the event of a change in control (as defined in the severance compensation agreements), upon termination of employment by us other than for cause (as defined in the severance compensation agreements), or upon death after the execution of a definitive agreement which results in a change in control or upon good reason for resignation (as defined in the severance compensation agreements), the executive will be entitled to (i) base salary and vacation pay accrued through the termination date, for the year in which the termination occurs, (ii) accrued annual cash incentive award, (iii) a lump sum severance payment further described below, (iv) vesting of any outstanding but unvested stock options and restricted stock, (v) payment of earned but not yet vested performance units, (vi) payment of a portion of unearned and unvested performance units based on the greater of (A) the target number of performance units granted and (B) a number of performance units based on actual performance against the performance criteria for the performance units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period and (vii) the elimination of certain offsets for the short service benefits under our SERP, (viii) other insurance and financial and outplacement counseling benefits. The special benefits listed in items (iv), (v) and (vi) would generally apply in the event of a change in control regardless of whether there is also a termination of employment.

The severance payments referenced in clause (iii) of the previous paragraph consist of the product of (x) the lesser of (a) two and (b) the product of two and a fraction (not less than one) where the numerator is the number of days from the termination date until the executive’s anticipated normal retirement date (defined in accordance with our Pension Plan), and the denominator is 730; multiplied by (y) the sum of (a) the greater of the executive’s annual base salary immediately prior to termination and immediately prior to a change in control and (b) the greater of the amount of the executive’s target cash incentive award in place immediately before the change in control, and the amount of the executive’s target cash incentive award in place immediately before their date of termination except for Mr. Kissam, where it is the greater of the amount of the executive’s actual annual cash incentive award for the year preceding the date of the change in control and the amount of the executive’s target cash incentive award for the year in which the change in control occurs. The severance amounts are subject to reduction if the severance payments exceed certain Code limits by up to $100,000, except for Mr. Tozier, Mr. Wilson, Ms. Narwold, and Mr. Juneau, whose severance payments are subject to reduction if the net amount received by them would be greater than if such reductions were not to occur because of the imposition of an excise tax in the absence of such reduction.

The severance compensation agreements provide that upon retirement or death absent an executed agreement resulting in a change in control, the executive will receive benefits in accordance with our Pension Plans and insurance program. If an executive is terminated for cause or voluntarily quits other than for good reason (as defined in the severance compensation agreements), then the executive is entitled to receive his salary and benefits accrued through the date of termination in a lump sum payment. If an executive is terminated due to disability, then the executive is entitled to receive the greater of the benefits determined in accordance with our Pension Plans and insurance program in effect immediately prior to a change in control and those in effect at the time the benefits are paid.

The severance compensation agreement contains a one-year non-competition agreement for which the executive will receive consideration equal to the greater of the executive’s annual base salary which was payable immediately prior to termination and immediately prior to a change in control plus the amount of the executive’s actual annual cash incentive award for the year preceding the date of the change in control. The severance payment will also be offset by the payment to the executive for the non-competition agreement.

The term of the severance compensation agreements ended December 31st of the year in which we entered into the agreement, subject to automatic one-year term extensions unless either the Executive Compensation Committee or the executive notifies the other of the desire not to extend.

For purposes of the severance compensation agreements and the SPP, “change in control” means the occurrence of any of the following events:

•	Any person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the beneficial owner of 20% or more of the combined voting power of the then outstanding voting securities (other than as a result of an issuance of securities approved by Continuing Directors (as defined below), or open market purchases approved by Continuing Directors at the time the purchases are made); provided, however, in the event such person or group becomes the beneficial owner of 20% or more, and less than 30%, of such voting securities, the Directors who are Continuing Directors determine by a vote of at least two-thirds of the Continuing Directors that such event does not constitute a change in control;

•	As a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), contested election of Directors or a combination of any such items, the Continuing Directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s); or

•	Our shareholders approve a Business Combination, subject to an exception where all or substantially all of the beneficial owners of our outstanding voting securities immediately prior to such Business Combination own more than 60% (and no one person owns more than 30%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors resulting from the Business Combination in substantially the same proportions as immediately prior to such Business Combination, and at least a majority of the directors after the Business Combination are Continuing Directors.

For purposes of the severance compensation agreements and the SPP, “Continuing Directors” means any member of our Board of Directors, while a member of that Board of Directors, and (i) who was a member of our Board of Directors prior to December 15, 2006, for the severance compensation agreements (or December 7, 2011, for severance compensation agreements executed in December 2011 or later) and December 13, 2007, for the SPP or (ii) whose subsequent nomination for election or election to our Board of Directors was recommended or approved by a majority of the Continuing Directors.

In the event of the hypothetical occurrence of both (i) a change in control and (ii) a concurrent termination of a named executive officer in accordance with such named executive officer’s severance compensation agreement and assuming these events took place on December 31, 2014, and the price per share of our Common Stock is $60.13 per share, the closing market price as of that date, each named executive officer still employed by the Company would be entitled to the following estimated payments and accelerated vesting:

	Luther C. Kissam IV	Scott A. Tozier	D. Michael Wilson	Karen G. Narwold	Matthew K. Juneau
Lump sum severance payment(1)	$2,472,000	$1,186,000	$714,000	$900,000	$905,380
Tax gross-up(2)	—	N/A	N/A	N/A	N/A
Accelerated value(s) of equity compensation(3)	—	—	N/A	300,650	300,650
Accelerated value(s) for performance units(4)	7,014,104	1,470,419	N/A	1,067,849	1,001,465
Elimination of offsets under SERP	318,355	N/A	N/A	N/A	N/A
Counseling and other insurance benefits(5)	69,500	75,398	N/A	75,398	77,594
Non-competition agreement(6)	888,000	512,000	N/A	444,000	404,620

Total	$10,761,959	$3,243,817	$714,000	$2,787,897	$2,689,709

(1)	As described above, upon termination following a change in control, the named executive officer would be entitled to a lump sum severance payment equal to two times his or her annual base compensation and target annual variable compensation (except for Mr. Kissam, who is entitled to a lump sum severance payment equal to two times his annual base compensation and the higher of actual annual variable compensation or target annual variable compensation) reduced by the amount of the non-competition payment, as described above. The amount shown in the table is the final amount, which has already been lowered by the amount of the non-competition payment, also shown in the table. Mr. Wilson did not have a severance compensation agreement with the Company as of December 31, 2014, and therefore would have been covered by the SPP terms upon a termination following a change in control.
(2)	No excise tax gross-ups for change of control payments are provided to any employee. In early 2015, we eliminated the last of these grandfathered gross-ups for Mr. Kissam.
(3)	Upon a change in control, all unvested stock options and restricted stock held by a participant under our incentive compensation programs will immediately vest and be non-forfeitable.
(4)	Upon a change in control,

(i)	any performance units which have been earned but not yet vested, will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;

(ii)	that portion of the unearned performance units described in clauses (iii), (iv) and (v) below will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;

(iii)	the number of the 2013 performance units to be vested and paid in accordance with clause (ii) above will equal the greater of:

(A)	the target number of performance units granted to a named executive officer; and

(B)	a number of performance units based on our actual performance against the performance criteria for the performance units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period.

(iv)	the number of the 2014 performance based restricted stock units to be vested and paid in accordance with clause (ii) above will equal the greater of:

(A)	50% of the target number of performance units granted (whereas target performance is equal to 100%) to a named executive officer; and

(B)	a number of performance based restricted stock units based on our actual performance against the performance criteria for the performance based restricted stock units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period.

(v)	the number of the 2014 TSR performance unit to be vested and paid in accordance with clause (ii) above will equal the target number of performance units granted to a named executive officer.

With respect to the performance units, the measurement period for the 2013 and 2014 unearned performance grants, respectively, have not yet concluded. However, the 2013 unearned performance unit grant metrics were measured at 100% of the Target levels (as estimated actual target performance is 33%) and the 2014 unearned performance based restricted stock unit grant and TSR performance unit metrics were measured at 100% of the Target levels (as estimated actual target performance is 100%) at December 31, 2014. Please see “Compensation Discussion and Analysis” beginning on page 33 for further information concerning the 2013 and 2014 performance unit awards.

(5)	This amount includes outplacement counseling not to exceed $25,000, financial counseling not to exceed $25,000 ($10,000 for Mr. Kissam in 2014). For Mr. Kissam, the value of the continuation of medical benefits is for two years following termination. And for Mr. Tozier, Ms. Narwold, and Mr. Juneau the value of the continuation of medical benefits is for 18 months following termination.
(6)	The executive will receive a lump sum non-competition payment at termination of employment in return for an agreement not to compete for a one-year period following termination of employment as described above.

Equity Compensation Plan Information

The following table presents information as of December 31, 2014, with respect to compensation plans under which shares of our Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(3)
Equity Compensation Plans
Approved by Shareholders
2003 Incentive Plan	7,500		$23.30	—	(4)
2008 Incentive Plan	2,032,449	(5)	$54.48	3,032,741
2013 Stock Plan for Non- Employee Directors(6)	—		—	473,000
Equity Compensation Plans Not Approved by Shareholders(7)	—		—	—

Total	2,039,949		$54.37	3,505,741

(1)	There are no outstanding warrants or rights. Does not include restricted stock.
(2)	These amounts do not include shares of restricted stock.
(3)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(4)	As permitted under the terms of the 2003 Incentive Plan, the Company approved an amendment to the 2003 Incentive Plan effective April 30, 2008, canceling all authorized shares remaining for future grants or awards.
(5)	Amount includes 17,663 units of the 2012 Performance Unit Awards at threshold level and 143,355 units and 295,000 units of the 2013 and 2014 Performance Unit Awards at target, respectively.
(6)	The 2013 Directors Plan provides for the grant of shares of stock to each of the Company’s non-employee Directors. The maximum aggregate number of shares of Common Stock that may be issued under the Director Stock Plan is 500,000 shares.
(7)	We do not have any equity compensation plans that have not been approved by shareholders.

PROPOSAL 4 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

Shareholders have an opportunity to cast an advisory vote on compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as “Say on Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2014 executive compensation program. At our 2011 Annual Meeting, a majority of our shareholders voted to annually advise us on a Say on Pay proposal, and the Board of Directors determined that the Company will hold an annual shareholder advisory vote on executive compensation. This non-binding, advisory vote on the frequency of Say on Pay must be held at least every six years.

Our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative, beginning on page 33 of this Proxy Statement. The Executive Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked to the creation of long-term growth, sustained shareholder value and individual and corporate performance, and are competitive with peer companies of similar size, value and complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2014, the Executive Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk taking.

The Executive Compensation Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. The approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. However, neither the approval nor the disapproval of this resolution will be binding on the Board of Directors or the Company nor construed as overruling a decision by the Board of Directors or the Company. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board of Directors or the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:

“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

SHAREHOLDER PROPOSALS

Under applicable regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2016 Annual Meeting must present such proposal to our Secretary at our principal office at Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801, not later than 120 calendar days before April 6, 2016 (unless the date of the 2016 Annual Meeting is changed by more than 30 days from the one year anniversary date of the 2015 Annual Meeting, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials), in order for the proposal to be considered for inclusion in our 2016 Proxy Statement. We anticipate holding the 2016 Annual Meeting on Tuesday, May 10, 2016.

Our Bylaws provide that for a nomination or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for shareholder action.

To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice to the Secretary must set forth, as to the shareholder giving the notice, the information required pursuant to our Bylaws. The Company may also require shareholders to furnish additional information. The requirements found in our Bylaws are separate from, and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our Proxy Statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and the 2014 Annual Report are available on our Internet website at www.albemarle.com (See Investors/Financials/Annual Reports). Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in “street name” should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing us at Investor Relations, Albemarle Corporation, 451 Florida Street, Baton Rouge, Louisiana 70801 or by telephoning 225.388.8011.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the 2014 Annual Report by contacting our Investor Relations department as described above. Beneficial owners with the same address who receive more than one Proxy Statement and the 2014 Annual Report may request delivery of a single Proxy Statement and the 2014 Annual Report by contacting our Investor Relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Karen G. Narwold, Secretary

ALBEMARLE CORPORATION

451 FLORIDA STREET

BATON ROUGE, LOUISIANA 70801

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it, in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not send your proxy by mail.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M89658-P61518                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBEMARLE CORPORATION		For All	Withhold All	For All Except
Vote on Directors

The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors

Nominees:

(01) William H. Hernandez	(07) Barry W. Perry
(02) Luther C. Kissam IV	(08) John Sherman Jr.
(03) Douglas L. Maine	(09) Gerald A. Steiner
(04) J. Kent Masters	(10) Harriett Tee Taggart
(05) Jim W. Nokes	(11) Alejandro Wolff
(06) James J. O’Brien

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4 below:	For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

3. Re-approve the performance measures under the Albemarle Corporation 2008 Incentive Plan, as amended and restated April 20, 2010.	☐	☐	☐

4. Approve the non-binding advisory resolution approving the compensation of our named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please indicate if you wish to access annual reports and proxy solicitation materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐
	Yes	No

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title below.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Albemarle Corporation’s Notice and Proxy Statement and Annual Report are available at

www.proxyvote.com.

M89659-P61518

Albemarle Corporation Proxy for Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Luther C. Kissam IV and Karen G. Narwold, or any of them, with full power of substitution in each case, proxies to vote all shares of the undersigned in Albemarle Corporation, at the Annual Meeting of Shareholders to be held May 5, 2015, and at any and all adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2, 3 and 4, and, according to the discretion of the proxy holders, on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side